EXHIBIT 10.25

                                CREDIT AGREEMENT


                           dated as of July 31, 1996


                                     among



                             VEECO INSTRUMENTS INC.



                                      and



                                FLEET BANK, N.A.



                            THE CHASE MANHATTAN BANK

            CREDIT AGREEMENT (the "Agreement") dated as of July 31, 1996 among VEECO INSTRUMENTS INC., a corporation organized under the laws of the State of Delaware (the "Borrower") and FLEET BANK, N.A., a national banking association organized under the laws of the United States of America ("Fleet") and THE CHASE MANHATTAN BANK, a New York banking corporation ("Chase"; collectively with Fleet, the "Banks").

            The Borrower desires each of the Banks to extend credit to the Borrower and the Banks are willing to extend such credit on the terms and conditions set forth herein,

            NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1.
                         DEFINITIONS; ACCOUNTING TERMS.

            Section 1.1. Definitions. As used in this Agreement the following
                         -----------
terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

            "Acquired Person" shall mean any Person acquired by the Borrower or any Subsidiary of the Borrower in any Permitted Acquisition.

            "Acquisition" means any transaction pursuant to which the Borrower or any of its Subsidiaries, (a) acquires, or enters into an agreement to acquire, equity securities (or warrants, options or other rights to acquire such securities) of any Person which is not then a Subsidiary of the Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes, or enters into any agreement to make, any Person not then a Subsidiary of the Borrower a Subsidiary of the Borrower, or causes any such Person to be merged into the Borrower or any of its Subsidiaries, or vice versa in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person's then outstanding securities, in exchange for such securities, of cash or securities of the Borrower or any of its Subsidiaries, or a combination thereof, or (c) purchases, or enters into an agreement to purchase, all or substantially all of the business or assets of any Person. For purposes hereof, the term "Acquisition" shall not include the formation by the Borrower or any of its Subsidiaries of a new Subsidiary that does not involve any of the transactions referred to in the immediately preceding sentence.

            "Additional Costs" shall have the meaning given to such term in
Article 4 hereof.

            "Administration Fee" shall mean the annual fee paid by the Borrower to the Administrator pursuant to Section 3.6 hereof.

            "Administrator" means Fleet, in its capacity as Administrator hereunder.

            "Affiliate" means, with respect to any Person, any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, such Person; (b) which directly or indirectly beneficially owns or holds 25% or more of any class of voting stock of such Person; (c) 25% or more of the voting stock or other voting interests of which is directly or indirectly beneficially owned or held by such Person; (d) which is a partnership in which such Person is a general partner (e) which is a limited liability company in which such Person is a member. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Aggregate Letters of Credit Outstandings" means, at a particular time, the sum of (a) the aggregate maximum amount at such time which is available or available in the future to be drawn under all outstanding Letters of Credit under this Agreement plus (b) the aggregate amount of any payments made by the Administrator on behalf of the Banks under any Letter of Credit under this Agreement that has not been reimbursed by the Borrower.

            "Aggregate Outstandings" means, at a particular time, the sum of (a) the Aggregate Letters of Credit Outstandings at such time, plus (b) the aggregate outstanding principal amount of the Revolving Credit Loans at such time.

            "Agreement" means this Agreement, as amended or supplemented from time to time pursuant to the terms hereof. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

            "Amortization" means amortization as determined or calculated in accordance with GAAP.

            "Amortization Date" means any date on which an installment of principal is due with respect to a Term Loan.

            "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City, provided that whenever such day relates to a LIBOR Loan or notice with respect to any LIBOR Loan, such term shall mean any such day on which dealings in Dollar deposits are also carried out in the London interbank market.

            "Banks" means Fleet and Chase, and any of their successors or, pursuant to Section 13.5 hereof, permitted assigns.

            "Capital Expenditures" means the sum of (a) expenditures for any fixed assets or improvements, replacements, substitutions, or additions thereto which would be treated as capital expenditures in accordance with GAAP and (b) the portion of all payments with respect to Capital Leases which are required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

            "Capital Lease" means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

            "Cash Collateral" means a Dollar deposit by the Borrower made in immediately available funds to savings, checking or time deposit accounts at each of the Banks (on a pro-rata basis in accordance with their respective Commitment Proportions) and the execution of all documents and the taking of all steps required to give the Banks a perfected security interest in such deposits.

            "Cash Equivalents" means (i) marketable securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (ii) time deposits and certificates of deposit at either of the Banks with maturities of not more than six (6) months from the date of acquisition; (iii) investments in money market funds with assets of $2,500,000,000 or more; (iv) commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of U.S. $500,000,000 and commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof of Moody's Investors Service, Inc. and in each case maturing within six (6) months after the date of acquisition; and (v) tax exempt securities rated at least A or the equivalent thereof by Standard & Poor's Corporation or Moody's Investors Service, Inc. and maturing within one
(1) year after the date of acquisition.

            "Change in Control" means any event or condition which results in any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than a Person or group that is actively involved in the day to day management of the Borrower on the date of this Agreement: (i) having acquired beneficial ownership 40% or more of any outstanding class of capital stock of the Borrower having ordinary voting power in the election of directors of the Borrower or (ii) obtaining the power (whether or not exercised) to elect a majority of the Borrower's directors.

            "Closing Date" means the date this Agreement has been executed by the Borrower and each of the Banks.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral" means, with respect to the Borrower and each of the Guarantors, all personal property of such entity all as more fully described in the Security Agreement executed by such entity, and any and all products and proceeds of the foregoing and proceeds of refunds with respect to insurance on any of the foregoing.

            "Collateral Agency Agreement" means that certain collateral agency agreement dated the date hereof by and among the Banks and the Collateral Agent.

            "Collateral Agent" means Fleet, in its capacity as Collateral Agent pursuant to the Collateral Agency Agreement.

            "Commitment Fee" means the commitment fee payable by the Borrower to each of the Banks pursuant to Section 3.5 hereof

            "Commitment Proportion" means, with respect to each Bank at the time of determination, that proportion that its Revolving Credit Commitment bears to the Total Revolving Credit Commitment.

            "Consolidated Cash Flow" means, on a rolling four-quarterly basis, Consolidated Net Income, minus extraordinary and unusual gains, plus one time charges related to write-downs of intangible assets (including the value of purchased in-process research and development-related to a Permitted Acquisition), plus Depreciation and Amortization, minus Unfunded Capital Expenditures and minus cash dividends paid during such period, all determined on a consolidated basis in accordance with GAAP.

            "Consolidated Current Assets" means, at a particular time, all amounts which would, in conformity with GAAP, be included as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

            "Consolidated Current Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date and shall include, without limitation, all obligations payable on demand or within one year after such date.

            "Consolidated Current Portion of Long Term Debt" means, at a particular time, all amounts which would, in conformity with GAAP, be included as the current portion of long term debt on a consolidated balance sheet of the Borrower and its Subsidiaries on such date.

            "Consolidated EBITDA" means, for any fiscal period, Consolidated Net Income of the Borrower and its Subsidiaries before provision for federal and state income taxes, minus all extraordinary gains; and, plus (i) one time charges related to write-downs of intangible assets (including the value of in-process research and development related to a Permitted Acquisition), (ii) Consolidated Interest Expense and (iii) plus Depreciation and Amortization, on a consolidated basis, all as determined in accordance with GAAP.

            "Consolidated Effective Net Worth" means, at any particular date, the amount of excess of Consolidated Total Assets over Consolidated Total Senior Liabilities which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date, less all intangible assets, including, without limitation, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and developmental costs and training costs (excluding prepaid and deferred charges and software costs capitalized in accordance with GAAP; i.e., deferred and prepaid charges and such software costs will be included in any determination of Consolidated Total Assets) as at such date.

            "Consolidated Interest Expense" means, for a particular period, the consolidated interest expense of the Borrower and its Subsidiaries as reflected in the Borrower's consolidated financial statements for such period and calculated in accordance with GAAP and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incidence of Indebtedness to the extent included in interest expense, and (iii) the portion of any Capital Lease obligation allocable to interest expense.

            "Consolidated Net Income" means, for a particular period, the consolidated net income of the Borrower and its Subsidiaries for such period determined in accordance with GAAP.

            "Consolidated Pretax Income" means, for a particular period, consolidated pretax income of the Borrower and its Subsidiaries determined in accordance with GAAP, excluding extraordinary gains, but including extraordinary losses, and excluding from the calculation thereof one-time changes related to write-downs of intangible assets (including the value of in-process research and development related to a Permitted Acquisition).

            "Consolidated Quick Ratio" means, at a particular time the ratio of
(A) the sum of cash plus Cash Equivalents plus accounts receivable of the Borrower and its Subsidiaries, all determined on a consolidated basis to (B) Consolidated Current Liabilities less Consolidated Current Portion of Long Term Debt.

            "Consolidated Senior Funded Debt means, on a consolidated basis, all Indebtedness of the Borrower and its Subsidiaries (other than Subordinated Debt) having an original maturity of one year or more including the current portion of such Indebtedness.

            "Consolidated Total Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

            "Consolidated Total Liabilities" means, at a particular date, all amounts which would in conformity with GAAP, be included as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, including, without limitation, all Subordinated Debt and all preferred stock which has no maturity date and cannot be redeemed at the option of the holder thereof.

            "Consolidated Total Senior Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date, less Subordinated debt of the Borrower and its Subsidiaries as at such date.

            "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

            "Default Rate" means a rate per annum equal to 2% above the rate of interest that would then be applicable to Prime Rate Loans.

            "Depreciation" means depreciation as determined or calculated in accordance with GAAP.

            "Dividends" means, for any period, dividends paid by the applicable Person.

            "Dollars" and the sign "$" mean lawful money of the United States of America.

            "Domestic Operating Assets" means, at a particular time, all amounts which would in conformity with GAAP be included as current assets on a consolidated balance sheet of the Borrower and its Domestic Subsidiaries on such date excluding all amounts due to or due from Foreign Subsidiaries included therein.

            "Domestic Subsidiary" means any Subsidiary of the Borrower now or hereafter incorporated under the laws of any state of the United States.

            "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic substances or Hazardous Substances or wastes.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

            "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

            "Event of Default" shall have the meaning given such term in Section
10.01 hereof.

            "Eurocurrency Reserve Requirements" means, with respect to each Interest Period for each LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a percentage and rounded upward, if necessary, to the nearest 1/100 of 1%) of reserve requirements current on the date two Banking Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as now and/or from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding maintained by a member bank of such system.

            "Existing Bank Debt" means Indebtedness of the Borrower to Fleet, existing on the date hereof and arising pursuant to the terms of a Loan Agreement dated February 16, 1995 between the Borrower and Fleet (formerly known as NatWest Bank N.A.).

            "Existing Letter of Credit" means the letter of credit issued prior to the date of this Agreement listed on Schedule 2.6 hereto.

            "Facility Documents" means this Agreement, the Notes, the Security Agreements, the Pledge Agreement, the Patent and Trademark Security Agreement, the Guarantees, all financing statements on Form UCC-1 executed in connection herewith, and all other agreements, documents and instruments executed in connection herewith or therewith including, but not limited to, all documents and instruments executed by the Borrower or any Guarantor in favor of any Bank in connection with this Agreement and the Loans made hereunder.

            "Facility Fee" means the facility fee paid by the Borrower to the Banks pursuant to Section 3.08 hereof.

            "Final Maturity Date" means the date on which all Loans made hereunder are paid in full in accordance with their terms.

            "Foreign Subsidiary" means any Subsidiary of the Borrower other than a Domestic Subsidiary.

            "Forfeiture Proceeding" means the commencement of any action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would result in the seizure or forfeiture of any of their property which would cause a material adverse effect upon the operations, business, properties or financial condition of the Borrower or any of its Subsidiaries.

            "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied with respect to the financial statements of the Borrower, its Subsidiaries, and Affiliates or any Guarantor which are the subject of Section 6.5 hereof.

            "Guarantees" means the guarantees to be delivered on the Closing Date to the Banks by each of the Guarantors and the guarantees to be delivered to the Banks from time to time hereafter by Persons that become Guarantors subsequent to the Closing Date, all in the form(s) attached hereto as Exhibit C.

            "Guarantors" means the Domestic Subsidiaries of the Borrower.

            "Hazardous Substance" or "Hazardous Substances" means any material, including, without limitation, raw, processed or waste by-product materials, which in itself or as found or used, is toxic, noxious or harmful to the health or safety of human or animal life or vegetation, regardless of whether such material be found on or below the surface of the ground, in any surface or underground water, or airborne in ambient air or in the air inside of any structure built or located upon or below the surface of the ground, or in any machinery, equipment or inventory located or used in any such structure, including, but in no event limited to, all hazardous materials, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined or classified as such under any Environmental Law, regardless of the quantity found, used, manufactured or removed from a given location.

            "Indebtedness" means, without duplication, with respect to any Person, (a) all obligations of such Person for borrowed money or with respect to deposits or advances made to it of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all payment obligations of such Person with respect to interest rate or currency protection agreements, (f) all obligations of such Person as an account party under any letter of credit or in respect of bankers' acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations), (h) all guarantees of such Person and (i) the redemption price of all redeemable preferred stock of such Person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Final Maturity Date.

            "Interest Period" means the period commencing on the date of making, renewal or conversion of a Loan to a LIBOR Loan and expiring one, two, three or six months thereafter, as designated by the Borrower in the notice given to the Bank making such Loan under Sections 2. 4 and 2.7(c) hereof; provided that:

            (a) the initial Interest Period for any LIBOR Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Prime Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the date on which the next preceding Interest Period expires;

            (b) if any Interest Period would otherwise expire on a day which is not a Banking Day, such Interest Period shall expire on the next succeeding Banking Day, provided, however, that if any Interest Period would otherwise
             --------  -------
expire on a day which is not a Banking Day but is a day of a calendar month after which no further Banking Day occurs (in such month), such Interest Period shall expire on the next preceding Banking Day;

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            (c) no Loan shall be continued as or converted to a LIBOR Loan if at the time of any such continuation or conversion a Default or an Event of Default exists; and

            (d) no Interest Period for a Revolving Credit Loan shall extend beyond the Revolving Credit Termination Date and no Interest Period for a Term Loan shall extend beyond the maturity date for such Term Loan.

            "Lending Office" means, for each Bank, the lending office of such Bank (or of an affiliate of such Bank) designated as such on its signature page hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Borrower as the office by which its Loans are to be made and maintained.

            "Letter of Credit" means any Standby Letter of Credit issued by the Administrator for the account of the Borrower pursuant to the terms of this Agreement. Unless the context otherwise requires, the Existing Letter of Credit shall be a Letter of Credit for all purposes of this Agreement.

            "LIBOR" means, with respect to any Interest Period for any LIBOR Loan, (i) the rate of interest per annum for deposits in Dollars in the London interbank market and having a maturity equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on the second Business Day before (and for value on) the commencement of such Interest Period, or (ii) if the rate referred to in clause (i) does not appear on the Telerate Page 3750, with respect to each Bank, the rate of interest per annum determined by such Bank to be its cost of funding its LIBOR Loan comprising part of such borrowing in the eurocurrency market for such Interest Period at or about 11:00 a.m. (New York City time) on the second Business Day before (and for value on) the commencement of such Interest Period; provided, however, that if the day on
                                          --------  -------
which quotations would ordinarily be given in the relevant interbank market for deposits in Dollars is not the second Business Day before the commencement of the Interest Period for value on the commencement of such Interest Period, then LIBOR will be determined on the day on which quotations would normally be given for Dollars for value on the commencement of such Interest Period. "Telerate Page 3750" shall mean the display designated as "Page 3750" on the Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for purposes of displaying British Bankers' Association Interest Settlement Rates for dollar deposits).

            "LIBOR Loan" means any Loan when and to the extent the interest rate therefor is determined on the basis of Reserve Adjusted LIBOR Rate.

            "Lien" means any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

            "Loan" means a Revolving Credit Loan or a Term Loan hereunder.

            "Margin" means with respect to Revolving Credit Loans and the Commitment Fee:

RATIO OF CONSOLIDATED SENIOR                      MARGIN
- - ----------------------------
FUNDED DEBT TO CONSOLIDATED
- - ---------------------------
CASH FLOW PURSUANT TO SECTION 9.4:
- - ----------------------------------

                                    LIBOR LOANS    PRIME RATE        COMMITMENT
                                    -----------    ----------        ----------
                                                   LOANS             FEE
                                                   -----             ---

Greater than or equal or              3.00            .75               .50
3.50:1.0

Greater than or equal to              2.50            .25               .375
2.25:1.0 but less than
3.50:1.0

Greater than or equal to              2.00            0                 .375
1.00:1.00 but less than
2.25:1.0

Less than 1.00:1.00                   1.50            0                 .25


The Margin for all Term Loans shall equal the Margin for Revolving Credit Loans specified above plus 0.25% per annum.
                ----
The Margin will be set on the day which is 10 Banking Days following the receipt by the Banks of the financial statements referenced in Section 7.8(a) or Section 7.8(b), as the case may be, and shall apply to all Prime Rate Loans and LIBOR Loans outstanding on such date or to be made on or after such date until, but not including, the next date on which the Margin is reset in accordance with the provisions hereof; provided, however, that if any financial statements are not received by the Banks within the time period relating to such financial statements as provided in Section 7.8(a) or Section 7.8(b) hereof, as the case may be, the Margin on all Prime Rate Loans and LIBOR Loans outstanding on such date or to be made on or after the date the Margin should have been reset in accordance with the foregoing provisions (i.e., assuming timely delivery of the requisite financial statements), until the day which is 10 Banking Days following the receipt by the Banks of such financial statements, will be set based on a ratio of equal to or greater than 3.50:1.00; and further provided, however, that the Banks shall not in any way be deemed to have waived any Event of Default or any of their remedies hereunder (including, without limitation, remedies provided in Article 10 hereof) in connection with the provisions of the foregoing proviso.


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


            "Maximum Commitment" means, with respect to each Bank, such Bank's Revolving Credit Commitment on the date of this Agreement without giving effect to any reduction thereof.

            "Multiemployer Plan" means a Plan defined as such in Section 400(a)(3) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

            "Net Working Assets" means, on a consolidated basis, the excess of
(i) Consolidated Current Assets less cash and Cash Equivalents over (ii) Consolidated Current Liabilities excluding the Consolidated Current Portion of Long Term Debt.

            "Notes" means collectively the Revolving Credit Notes and the Term Notes, if any.

            "Obligations" means all of the obligations of the Borrower or any Guarantor to the Banks under or in relation to this Agreement, the Notes, any Loans, any Letters of Credit or any of the other Facility Documents, as such agreements, documents and instruments are originally executed or as modified, amended, restated, supplemented or extended from time to time, and all obligations of the Borrower or any Guarantor to the Banks arising out of any extension, refinancing or refunding of any of the foregoing obligations, whether such obligations are now existing or hereafter acquired or arising, direct or indirect, joint or several, absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise.

            "Operating Income" means, with respect to a particular Person for a particular period, such Person's operating income for such period determined or calculated in accordance with GAAP as reflected on such Person's financial statements.

            "Patent and Trademark Security Agreement" means the Patent and Trademark Security Agreement, substantially in the form of Exhibit "G" hereto, executed by the Borrower in favor of the Banks.

            "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

            "Permitted Acquisition" means any Acquisition by the Borrower of any Person or of any division or line of business of any Person or any assets of any Person (whether a Person, or division or line of business, an "Eligible Business"), either by merger, consolidation, purchase of stock, or purchase of assets of such Eligible Business provided that the Permitted Acquisition Purchase Price of a Permitted Acquisition or aggregate Permitted Acquisition Purchase Price of all such Permitted Acquisitions during the term of this Agreement does not exceed $45,000,000 provided, however, that (i) such Eligible Business is engaged generally in the same line of business as the Borrower and its Subsidiaries; (ii) the Permitted Acquisition Purchase Price excluding the value of capital stock issued by the Borrower or any of its Subsidiaries of a Permitted Acquisition does not exceed $20,000,000 and (iii) sum of (A) the aggregate Permitted Acquisition Purchase Price excluding the aggregate value of capital stock issued by the Borrower or any of its Subsidiaries of all such Permitted Acquisitions during the term of this Agreement and (B) investments permitted by the last sentence of Section 8.3 hereof, does not exceed $30,000,000, and (iv) no Default or Event of Default shall exist immediately before or after giving effect to such Permitted Acquisition or result from the consummation thereof, and (v) each of the following conditions shall have been satisfied:

            (a) on or before the date of Closing of such Acquisition, the Banks shall have been provided satisfactory evidence that:

               (i) such Acquisition shall not be a "hostile" acquisition or other "hostile" transaction (i.e., such transaction shall have been approved by the Board of Directors of the Eligible Business);

               (ii) such Eligible Business, if it is a Person, shall be incorporated in or organized under the laws of the State of the United States or, if such acquisition is of assets, such assets shall be located in the United States;

               (iii) if such Acquisition is a stock acquisition, such Acquisition shall be of greater than 50% of the issued and outstanding capital stock of such Eligible Business, whether by purchase or as a result of merger or consolidation (provided that the Borrower shall be the surviving corporation in any such merger or consolidation in which it is directly involved), and in any event shall consist of shares of capital stock with sufficient voting rights to entitle the Borrower to elect a majority of the directors of such Eligible Business and to control the outcome of any shareholder votes with respect to the shareholders of such Eligible Business;

               (iv) the Borrower or its Subsidiaries shall have pledged free and clear of all liens or encumbrances to the Collateral Agent for the benefit of the Banks all of the issued and outstanding capital stock acquired by the Borrower or any Subsidiary of (A) any Eligible Business, the capital stock of which is to be acquired pursuant to such Acquisition and (B) any new Subsidiary created as an acquisition vehicle with respect to such Acquisition;

               (v) any new Subsidiary created or acquired shall become a Guarantor; and

               (vi) if such Acquisition is an asset acquisition, any assets acquired shall be free of Liens, other than Permitted Liens, and, if such Acquisition is a stock acquisition, the assets of acquired company shall be free of Liens, other than Permitted Liens, and, in each case, such assets shall be added to the Collateral as additional security for the Banks;

            (b) in addition, on or before the 30th day prior to the closing of such Acquisition, the Banks shall have been provided satisfactory evidence that:

            (i) on a proforma basis, that the Acquisition shall not (i) increase
                     --------
by 100% or more the Consolidated Total Liabilities of the Borrower and (ii) result in a leverage ratio as measured by Consolidated Total Liabilities of the Borrower to Consolidated Total Assets of the Borrower (the "Leverage Ratio") higher than 50%. For purposes of this definition (x) Consolidated Total Liabilities shall include all forms of Indebtedness reflected on a consolidated balance sheet of the Borrower and its Subsidiaries and claims, including all Subordinated Debt and non-perpetual preferred stock, which shall mean preferred stock that has no maturity date and that cannot be redeemed at the option of the holder of the instrument and (y) Consolidated Total Assets shall include intangible assets;

            (ii) such Acquisition shall not (A) result in a Leverage Ratio higher than 75% and (B) cause 25% or more of the Consolidated Total Liabilities of the Borrower and its Subsidiaries after the Acquisition to be derived from past or present buyouts, Acquisitions or recapitalizations; and

            (iii) the Banks shall have been provided pro forma closing date financial statements which shall include consolidated balance sheets, income statements and statements of cash flows, which demonstrate that on a pro forma basis after consummation of the Acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenants contained in Article 9 hereof. Such statements shall include the Borrower's calculations demonstrating such covenant compliance.

For purposes of clause (ii) (B) above, an acquisition shall be deemed to result in more than 25% of the Consolidated Total Liabilities of the Borrower and its Subsidiaries to be derived from past or present buyouts, Acquisitions or recapitalizations if the total liabilities of the acquired entity plus the then current balance of Indebtedness, excluding trade payables, incurred or created in connection with all prior Acquisitions equals or exceeds 25% of the Consolidated Total Liabilities of the Borrower and its Subsidiaries.

            "Permitted Acquisition Purchase Price" means, with respect to any Permitted Acquisition, collectively, without duplication, (i) all cash paid by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, including in respect of transaction costs, fees and other expenses incurred by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, (ii) all Indebtedness created, and all Indebtedness assumed, by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, including, without limitation, the maximum amount of any purchase price to be paid pursuant to any "earn out" provision contained in the agreements related to any Permitted Acquisition (iii) the value of all capital stock issued by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition and (iv) any deferred portion of the purchase price or any other costs paid by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, including but not limited to consulting agreements and non-compete agreements. For purposes of this definition, if any "earn out" provision does not provide for a maximum payment, the "maximum amount of any purchase price to be paid pursuant to any "earn out" provision" shall be determined by the Banks on a reasonable basis on the basis of the Borrower's projections, which shall be based upon reasonable assumptions, prepared in connection with such Permitted Acquisition.

            "Permitted Dividend Percentage" means:

                      RATIO OF CONSOLIDATED SENIOR FUNDED
                      -----------------------------------
                              DEBT TO CONSOLIDATED
                              --------------------
                       CASH FLOW PURSUANT TO SECTION 9.4:
                       ----------------------------------


                                             PERCENTAGE
                                             ----------

Greater than or equal or 3.50:1.0              0%

Greater than or equal to 2.25:1.0 but         10%
less than 3.50:1.0

Greater than or equal to 1.00:1.00 but        25%
less than 2.25:1.0

Less than 1.00:1.00                           50%


The Permitted Dividend Percentage will be set on the day which is 10 Banking Days following receipt by the Banks of the financial Statements referenced in
Section 7.8(a) or Section 7.8(b), as the case may be; provided, however, that if
                                                      --------
any financial statements are not received by the Banks within the time period relating to such financial statements as provided in Section 7.8(a) or Section 7.8(b) hereof, the Permitted Dividend Percentage from the date the Permitted Dividend Percentage should have been reset in accordance with the foregoing provisions, until the day which is 10 Banking Days following the receipt by the Banks of such financial statements will be set based upon a ratio of equal to a greater than 3.50:1:00; and further provided, however, that the Banks shall not in any way be deemed to have waived any Event of Default or any of their remedies hereunder (including, without limitation, remedies provided in Article 10 hereof) in connection with the provisions of the foregoing provisions.

            "Permitted Investments" means, any of the following investments: (i) obligations issued or guaranteed by states or municipalities within the United States of America; (ii) obligations issued or guaranteed by the United States of America or any agency or subdivision thereof; (iii) certificates of deposit, time deposits, Eurodollar certificates of deposit, bankers acceptances and other "money market instruments" issued by any bank, trust company or financial institution organized under the laws of the United States of America or any state thereof (or, in the case of Eurodollar certificates of deposit, a branch of any such bank, trust company or financial institution) having capital and surplus in an aggregate amount not less than $1,000,000,000; (iv) commercial paper rated at least Prime-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poors Corporation; (v) investments by the Borrower or any Guarantor in, or loans or advances made by the Borrower or any Guarantor to, any Guarantor or Foreign

Subsidiary provided that the aggregate amount of all such investments, loans or advances permitted under this clause "(v)" shall not exceed $2,000,000; (vi) securities issued by money market funds with asset of $2,500,000,000 or more; and (vii) repurchase agreements with a term of not more than seven days entered into with any bank, trust company or financial institution organized under the laws of the United States of America or any state thereof having capital and surplus in an aggregate amount not less than $1,000,000,000 and relating to any of the obligations referred to in clauses (i), (ii) and (iii) above; in each case maturing or being due or payable in full not more than one year after the acquisition thereof such entity.

            "Permitted Liens" means those certain Liens defined in Section 8.2 hereof.

            "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

            "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies provided that such term shall not include plans terminated prior to the date hereof.

            "Pledge Agreement" means, a Pledge Agreement, substantially in the form of Exhibit E hereto to be delivered to the Collateral Agent, as agent for the Banks, by each of the Borrower and the Guarantors that owns capital stock of any Domestic Subsidiary of the Borrower.

            "Prime Rate" means, with respect to each Bank, that rate of interest from time to time announced by such Bank at its principal office as its prime rate.

            "Prime Rate Loan" means any Loan when and to the extent the interest rate therefor is determined on the basis of the Prime Rate.

            "Principal Office" means, with respect to each Bank, its principal office as announced by such Bank from time to time.

            "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

            "Regulatory Change" means, with respect to any Bank, any change after the Closing Date in United States federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

            "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA as to which events the PBGC by regulation has not waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

            "Required Banks" means, at any time, with respect to any decisions to be made by the Banks hereunder, Banks having at least 66 2/3% of the sum of
(i) aggregate of the Revolving Credit Commitments hereunder and (ii) the aggregate principal balance of Term Loans outstanding hereunder.

            "Reserve Adjusted LIBOR Rate" means, with respect to the Interest Period for each LIBOR Loan, the rate per annum (rounded upwards to the nearest whole multiple of 1/100th of one percent) equal to the following:

                                    LIBOR
                         --------------------------
               1.00 - Eurocurrency Reserve Requirements.

            "Revolving Credit Commitment" means, with respect to each Bank, the obligation of such Bank to extend credit to the Borrower hereunder and, subject to the terms hereof, in the following aggregate amounts as such amounts may be reduced in accordance with the terms of this Agreement:

             Fleet                $18,000,000
             Chase                $12,000,000

            "Revolving Credit Facility" means the aggregate of all extensions of credit to be made available to the Borrower by the Banks, all as provided for pursuant to Article 2 hereof.

            "Revolving Credit Loans" means any extension of credit made by a Bank pursuant to Section 2. 1.

            "Revolving Credit Note" means a promissory note of the Borrower in the form of Exhibit A hereto evidencing the Revolving Credit Loans made by a Bank hereunder.

            "Revolving Credit Termination Date" means the earlier to occur of
(a) the date on which the Revolving Credit Commitment shall terminate hereunder and (b) July 31, 1999.

            "Security Agreement" means a security agreement, in substantially the form of Exhibit D-1, to be delivered to the Banks on the Closing Date by the Borrower and, in substantially the form of Exhibit D-2, to be delivered to the Banks on the Closing Date by each of the Guarantors and from time to time hereafter under the terms of this Agreement by Persons becoming Guarantors subsequent to the Closing Date.

            "Solvent" means when used with respect to any Person on a particular date, that on such date: (a) the fair saleable value of its assets is in excess of the total amount of its liabilities, including, without limitation, the reasonably expected amount of such Persons obligations with respect to contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Indebtedness as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur Indebtedness or liabilities beyond such Person's ability to pay as such Indebtedness and liabilities mature and (d) such Person is not engaged in business or a transaction for which such Person's property would constitute an unreasonably small capital.

            "Standby Letter of Credit" means a standby letter of credit as defined in the International Chamber of Commerce Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500 or any successor publication thereof.

            "Subordinated Debt" means unsecured Indebtedness of the Borrower that is subordinated, on the terms satisfactory to the Banks in their sole discretion, to the Borrower's obligations to the Banks under this Agreement.

            "Subsidiary," with respect to any Person, means any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are, at the relevant time, owned directly or indirectly by such Person.

            "Taxes" means any and all levies due and payable to any federal, state, municipality or other governmental authority under the laws of the United States of America, any state of the United States and any municipality or other governmental authority thereof.

            "Term Loan" means any Loan made by the Banks to finance a Permitted Acquisition with respect to which the Borrower has made an election pursuant to
Section 2.7 hereof.

            "Term Loan Fee" means the term loan fee paid by the Borrower to each Bank in connection with each Term Loan made hereunder in accordance with Section
3.4 hereof.

            "Term Note" means a promissory note of the Borrower in substantially the form of Exhibit B hereto evidencing a Term Loan made by a Bank hereunder.

            "Total Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included as assets on a balance sheet of the applicable Person as at such date.

            "Total Revolving Credit Commitments" means, at any time, the aggregate of the Revolving Credit Commitments in effect at such time.

            "Unfunded Capital Expenditures" means Capital Expenditures less those Capital Expenditures funded by Indebtedness.

            "Unfunded Vested Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under the Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

            Section 1.2. Accounting Terms. All accounting terms not specifically
                         ----------------
defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

                                   ARTICLE 2.
                                CREDIT FACILITY.

            Section 2.1. Revolving Credit Loans. Subject to the terms and
                         ----------------------
conditions of this Agreement, each Bank severally agrees to make revolving credit loans in Dollars (the "Revolving Credit Loans"), and all Revolving Credit Loans shall be made by the Banks, on a pro-rata basis in accordance with their respective Commitment Proportions, to the Borrower from time to time, from and including the date hereof to but excluding the Revolving Credit Termination Date, up to but not exceeding at any one time outstanding the amount of its Revolving Credit Commitment; provided, that no Revolving Credit Loan shall be
                             --------
made if after giving effect to such Loan the Aggregate Outstandings at the time of such Loan would exceed the Total Revolving Credit Commitments in effect on such date. The Revolving Credit Loans may be outstanding as Prime Rate Loans or LIBOR Loans; provided, however, that during the occurrence and continuance of an Event of Default, the Borrower may not elect and the Banks shall have no obligation to make LIBOR Loans. Subject to the foregoing limits, the Borrower may borrow, repay and reborrow, on or after the date hereof and prior to the Revolving Credit Termination Date, all or a portion of the Total Revolving Credit Commitments as Revolving Credit Loans hereunder. Any amount of any Revolving Credit Loan not paid when due (at maturity, on acceleration or otherwise) shall bear interest thereafter until paid at the rate set forth in
Section 3.3(c) hereof.

            Section 2.2. The Revolving Credit Notes. The Revolving Credit Loans
                         --------------------------
of each Bank shall be evidenced by a single promissory note in favor of such Bank substantially in the form of Exhibit A hereto with appropriate insertions, duly executed and completed by the Borrower. Each Bank is hereby authorized to record the date, type and amount of each Revolving Credit Loan, the date and amount of each payment of principal thereof, and the principal amount subject thereto and interest rate with respect thereto in such Banks' records and/or on the schedules annexed to and constituting a part of its Revolving Credit Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the information so recorded; provided that the failure to make any such recordation shall not in any way affect the obligation of the Borrower to repay the Revolving Credit Loans in accordance with the terms of this Agreement (without giving effect to any such error made in the Note). Each Revolving Credit Note (a) shall be dated the date hereof, (b) be stated to mature on the

            Revolving Credit Termination Date and (c) shall bear interest on the unpaid principal amount thereof from time to time outstanding as provided herein.

            Section 2.3. Use of Proceeds. The Borrower shall use the proceeds of
                         ---------------
the Revolving Credit Loans (i) on the date of this Agreement, to repay in full Existing Bank Debt, (ii) for general corporate and working capital purposes, and
(iii) to fund Permitted Acquisitions. No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date of making such Loans.

            Section 2.4. Borrowing Procedure for Revolving Credit Loans; Rate
                         ----------------------------------------------------
and Interest Period Selection; Conversions.
- - -------------------------------------------

            (a) The Borrower may request a borrowing under the Revolving Credit Commitments hereunder as provided in Section 3.1. Not later than 3:00 p.m. New York City time on the date of such borrowing, each Bank shall, through its Lending Office and subject to the conditions of this Agreement, make the amount of the Revolving Credit Loan to be made by it on such date available to the Borrower, in immediately available funds, by crediting an account of the Borrower designated by the Borrower and maintained with such Bank.

            (b) In the case of each Revolving Credit Loan which is a LIBOR Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1. 1, subject to the limitations that no Interest Period for a LIBOR Loan shall have a duration less that one month, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available.

            (c) Upon the expiration of an Interest Period for any Revolving Credit Loan, or any portion thereof, such Revolving Credit Loan or portion thereof shall be automatically continued as a Prime Rate Loan except to the extent that such Loan shall be repaid hereunder or unless the Borrower shall have notified the Bank, as provided in Section 3.1 hereof, of its intention to select a different interest rate option with respect to such Revolving Credit Loan or any portion thereof. Subject to the following conditions and to the terms and conditions of this Agreement, the Borrower shall have the right to convert any Revolving Credit Loan or portion thereof to a different type of Loan (i.e., from a Prime Rate Loan to a LIBOR Loan or vice versa):

                (i) if less than all Revolving Credit Loans at the time outstanding shall be converted, the notice given by the Borrower to the Banks shall specify the aggregate amount of Revolving Credit Loans in each case to be converted and such conversion shall be made ratably among the Banks in accordance with their respective Commitment Proportions;

                (ii) in the case of a conversion of less than all outstanding Revolving Credit Loans, the aggregate principal amount of Revolving Credit Loans to be converted shall not be less than (1) $1,250,000 (and if greater in integral multiples of $100,000) in the case of conversions to or into LIBOR Loans or (2) $250,000 (and if greater in integral multiples of $50,000) in the case of conversions to or into Prime Rate Loans;

                (iii) no Revolving Credit Loan may be converted to a LIBOR Loan less than one month before the Revolving Credit Termination Date;

                (iv) a LIBOR Loan may be converted to a different type of Loan only on the last day of the then applicable Interest Period with respect thereto; and

                (v) no Revolving Credit Loan or portion thereof may be converted to a LIBOR Loan during the occurrence and continuance of an Event of Default.

            Notwithstanding anything to the contrary herein, after giving effect to any Revolving Credit Loan, unless consented to by the Banks in their sole discretion, there shall not be more than four (4) different Interest Periods in effect in respect of all Revolving Credit Loans then outstanding.

            Section 2.5. Minimum Amounts of Revolving Credit Loan. Except for
                         ----------------------------------------
borrowings which involve or utilize the full remaining amount of the Revolving Credit Commitments and payments which result in the prepayment of all Prime Rate Loans, each borrowing and payment of a Prime Rate Loan shall be in an amount at least equal to $250,000 and, if greater, integral multiples of $50,000 in excess thereof. Each borrowing and payment of a LIBOR Loan shall be in an amount at least equal to $1,250,000 and, if greater, in integral multiples of $ 100,000 in excess thereof.

            Section 2.6.  Letters of Credit.
                          -----------------

            (a) Letters of Credit - Generally. Subject to the terms and
                -----------------------------
conditions set forth in this Agreement, upon written request of the Borrower to the Banks in accordance herewith, provided that no Default or Event of Default shall be existing, the Administrator shall issue Letters of Credit with pro rata
                                                                        --- ----
participation by all of the Banks in accordance with their respective Commitment Proportions, at any time between the date hereof and the Revolving Credit Termination Date. Notwithstanding the foregoing, at no time shall Aggregate Letters of Credit Outstandings exceed $5,000,000 and no Letter of Credit shall be issued or created if after giving effect to such issuance the foregoing limit would be exceeded or the Aggregate Outstandings would exceed the Total Revolving Credit Commitments in effect on such date. Furthermore, notwithstanding anything contained herein to the contrary, neither the Administrator nor any of the Banks shall be under any obligation to issue a Letter of Credit if any order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin, restrict or restrain the Administrator or any of the Banks in any respect relating to the issuance of such Letter of Credit or a similar letter of credit, or any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Administrator or any of the Banks shall prohibit or direct the Administrator or any of the Banks in any respect relating to the issuance of such Letter of Credit or a similar letter of credit, or shall impose upon the Administrator or any of the Banks with respect to any Letter of Credit, any restrictions, any reserve or capital requirement or any loss, cost or expense not reimbursed by the Borrower to the Administrator or any of the Banks. The Existing Letter of Credit shall automatically be deemed to have been issued under, and shall be subject to the provisions of, this Agreement as of the date hereof. Each request for issuance of a Letter of Credit shall be in writing and shall be received by the Administrator by no later than 12:00 p.m., New York City time, on the day which is at least two Banking Days prior to the proposed date of issuance. Such issuance shall occur by no later than 5:00 p.m., New York City time, on the proposed date of issuance (assuming proper prior notice as aforesaid). Subject to the terms and conditions contained herein, the expiration dates, amounts and beneficiaries of the Letters of Credit will be as designated by the Borrower. The Administrator shall promptly notify the Banks of the amounts of all Letters of Credit issued hereunder and of any extension, reduction, termination or amendment of any Letter of Credit. Each Letter of Credit issued by the Administrator hereunder shall identify: (i) the dates of issuance and expiration of such Letter of Credit, (ii) the amount of such Letter of Credit (which shall be a sum certain), (iii) the beneficiary and account party of such Letter of Credit, and (iv) the drafts and other documents necessary to be presented to the Administrator upon drawing thereunder. No Letter of Credit shall expire more than one year after its issuance, and in no event shall any Letter of Credit expire after the Banking Day which is immediately prior to the Revolving Credit Termination Date. The Borrower agrees to execute and deliver to the Administrator such further documents and instruments in connection with any Letter of Credit issued hereunder as the Administrator in accordance with its customary practices may request.

            (b) Drawings Under Letters of Credit. The Borrower hereby absolutely
                --------------------------------
and unconditionally promises to (a) pay the Administrator as soon as possible but in any event within one Banking Day after any drawing under a Letter of Credit, in immediately available funds, the amount of such drawing under such Letter of Credit, plus interest thereon from the date of such drawing until repaid in full, or (b), by 11:00 a.m., New York City time, on the Banking Day immediately following the day of any such drawing, request a Prime Rate Loan in accordance with Section 2.4 hereof. The Borrower shall pay to the Administrator interest on any amounts with respect to any such Letters of Credit not paid when due (i.e., the amount of any drawing which is not paid or converted to a Prime Rate Loan within one Banking Day after any such drawing pursuant to the provisions of this Agreement) until paid at a rate per annum equal to the Default Rate which would be applicable to a Prime Rate Loan in an amount equal to such past due amount. If the Borrower so requests in accordance with the terms hereof and if each of the conditions precedent to the making of a Loan set forth in Article 5 of this Agreement has been satisfied on the Banking Day following a drawing under a Letter of Credit, the amount of such drawing, plus interest thereon, for which the Administrator has not been reimbursed by the Borrower shall become a Prime Rate Loan made by the Banks to the Borrower on such day as the Administrator shall give written notice (which written notice shall be by facsimile transmission or telex) to the Borrower and the Banks of such circumstances. The Administrator agrees to forward notice of the amount of each drawing under a Letter of Credit promptly upon the occurrence thereof. Each Bank agrees that on the first Banking Day after any such drawing, unless such Bank has theretofore made a Prime Rate Loan in respect of such drawing, such Bank will immediately make available by no later than 3:00 p.m. to the Administrator at its office located at 175 Water Street, 3rd Floor, New York, New York 10038, in Federal or other immediately available funds, its ratable share (i.e., payment for the participation it has purchased in accordance with its respective Commitment Proportion pursuant to Section 2.6(d)) of any such drawing or payment or maturity, plus any interest which shall have accrued thereon, provided that each Bank's obligation shall be reduced by its pro rata share (i.e., in accordance with such participation) of any reimbursement by the Borrower in respect of any such drawing or payment pursuant to this Section.

                (c)   Letter of Credit Obligations Absolute.
                      --------------------------------------

                      (i) The obligation of the Borrower to reimburse the Administrator as provided hereunder in respect of drawings or payments under Letters of Credit shall rank pari passu with the obligation of the Borrower to repay the Loans hereunder, shall be absolute and unconditional under any and all circumstances and shall be secured pro rata with the other Obligations (if any) pursuant to the Security Agreements, the Pledge Agreement and the Patent and Trademark Security Agreement. Without limiting the generality of the foregoing, the obligation of the Borrower to reimburse the Administrator in respect of drawings under Letters of Credit shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such payment or the legality, validity, regularity or enforceability of the Letters of Credit or any related document or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred. The Administrator may pay any draft presented to it under any Letter of Credit regardless of when drawn or made and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expire date of the Letter of Credit or any renewal or extension thereof then in effect, and conforms to the terms and conditions of such Letter of Credit. Furthermore, neither the Administrator nor any of its correspondents shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to conform to the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any person to note the amount of any draft on the reverse of the Letter of Credit.

                      (ii) Any action, inaction or omission on the part of the Administrator or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Borrower and shall not place the Administrator or any of its correspondents under any liability to the Borrower, in the absence of (i) gross negligence or willful misconduct by the Administrator or its correspondents or (ii) the failure by the Administrator to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit. The Administrator's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract. All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.

                        (d) Participations of Banks in Respect of Letters of
                            ------------------------------------------------
Credit. The Administrator and each Bank hereby irrevocably agree that the
- - ------
Administrator shall grant and hereby grants to each Bank, and each Bank shall accept and purchase and hereby accepts and purchases from the Administrator, an undivided risk participation in each Letter of Credit issued by the Administrator pursuant to this Agreement equal to such Bank's Commitment Proportion of the Administrator's rights and obligations under such Letter of Credit. Each Bank agrees with the Administrator and the other Banks that its obligation to make the payments required by subsection (b) hereof relating to any such participations shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the Administrator) occurring before or after the making of any payment by the Administrator pursuant to any Letter of Credit, including, without limitation:

            (i) any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein;

            (ii) the existence of any Default or Event of Default; or

            (iii) any change of any kind whatsoever in the financial position or credit worthiness of the Borrower. Whenever the Administrator has received from any Bank the payment in respect of its participation in any Letter of Credit required of such Bank under Section 2.6(b) hereof and it thereafter receives any payment related to such Letter of Credit (whether directly from the Borrower or any Guarantor or otherwise, including proceeds of Collateral), the Administrator will promptly distribute to such Bank its pro rata share thereof (provided, however, that if the Administrator shall thereafter be required to return any such payment so received, such Bank shall in turn return to the Administrator the portion of such payment so distributed by the Administrator to it).

       (e) Use of Proceeds. The Borrower shall utilize Letters of Credit
           ---------------
hereunder for general corporate purposes only. No part of the proceeds of any Letter of Credit will be used for any purpose which violates the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date of issuance, drawing, creation or maturity with respect to any such Letter of Credit.

       (f) Existing Letter of Credit. The Borrower and the Banks hereby agree
           -------------------------
that from and after the date hereof, subject to the satisfaction of the conditions precedent to the initial Loans hereunder or the issuance of the initial Letter of Credit hereunder as set forth in Article 5 hereof, the Existing Letter of Credit shall be a Letter of Credit for all purposes of this Agreement (other than with respect to opening or transaction fees and the payment of commissions made or accrued prior to the date hereof, which fees and commissions shall be for the sole account of the Bank that issued the same), and the Banks hereby affirm their pro rata participation (i.e., in accordance with their respective Commitment Proportions) in such Letter of Credit.

            Section 2.7.  Term Loan Option.
                          ----------------

       (a) Generally. If the Borrower requests Loans hereunder to fund a
           ---------
Permitted Acquisition on or before the Revolving Credit Termination Date and the Permitted Acquisition Purchase Price equals or exceeds $5,000,000, the Borrower may, by notice to the Banks delivered simultaneously with a notice of borrowing pursuant to Section 3.1 hereof, elect to have such Loan recorded as a Term Loan. Subject to the terms and conditions hereof, each of the Banks severally agrees to make Term Loans to the Borrower on or before the Revolving Credit Termination Date in an aggregate amount which when aggregated with such Bank's Commitment Proportion of Aggregate Outstandings shall not exceed such Bank's Maximum Commitment. All Term Loans shall be made by the Banks, on a pro rata basis in accordance with their respective Commitment Proportions. In the event that Borrower makes such election, the Revolving Credit Commitment of each Bank shall be permanently reduced by the principal amount of any Term Loan made by such Bank. The Term Loans initially may be Prime Rate Loans or LIBOR Loans or a combination thereof, as determined by the Borrower and notified to the Banks in accordance with Section 3.1; provided, however, that the minimum principal
                             --------
amount of any Prime Rate Loan shall be $250,000 and, if greater, integral multiples of $50,000 and the minimum principal amount of any LIBOR Loan shall be $1,250,000 and, if greater, integral multiples of $100,000.

       (b) Amortization of Term Loans. If a Term Loan is made by a Bank
           --------------------------
hereunder on or before July 31, 1998, the principal amount of such Term Loan shall be repaid in sixteen (16) equal quarterly installments commencing on the earlier of July 31, 1998 or the date six (6) months from the date on which such Loan is made. If a Term Loan is made by a Bank hereunder after July 31, 1998, the principal amount of such Term Loan shall be repaid in twelve (12) equal quarterly installments commencing on the earlier of July 31, 1999 or the date six (6) months from the date on which such Loan is made.

        (c) Interest Period; Conversions.
            ----------------------------

            (i) In the case of each Term Loan designated as a LIBOR Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.1 hereof, subject to the limitation that no Interest Period may extend beyond an Amortization Date, unless after giving effect thereto, the aggregate principal amount of Term Loans that are LIBOR Loans having Interest Periods which end after such Amortization Date shall be less than or equal to the principal amount of Term Loans to be outstanding hereunder after such Amortization Date.

            (ii) Upon the expiration of an Interest Period with respect to a Term Loan that is a LIBOR Loan, such Term Loan shall automatically be continued as a Prime Rate Loan except to the extent that such Loan shall be prepaid hereunder or unless the Borrower shall have notified the Banks, as provided in
Section 3.1 hereof of their intent to select a new Interest Period with respect to such Term Loan. Subject to the following conditions, the Borrower shall have the right to convert any Term Loan to a different type of Loan (i.e., from a Prime Rate Loan to a LIBOR Loan and vice versa):
                                    ---- -----

                  (w) if less than all Term Loans at the time outstanding shall be converted, the notice given by the Borrower to the Banks shall specify the aggregate amount of Term Loans to be converted and such conversion shall be made ratably among the Banks;

                  (x) no Term Loan may be converted to a LIBOR Loan less than one month prior to the maturity date of such Loan;

                  (y) a LIBOR Loan may be converted to a different type of Loan only on the last day of an Interest Period; and

                  (z) no Loan may be converted to a LIBOR Loan during the occurrence and continuance of an Event of Default.

                  (iii) Notwithstanding anything to the contrary herein, after giving effect to any Loan, unless consented to by the Banks in their sole discretion, there shall not be more than one (1) Interest Period in effect in respect of each Term Loan outstanding hereunder.


            (d)   The Term Notes. Each Term Loan made by each Bank hereunder
                  --------------
shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit B hereto, with appropriate insertions, payable to the order of such Bank and representing the obligation of the Borrower to pay the unpaid principal balance of such Term Loan made by such Bank, with interest thereon as provided herein. Each Bank is hereby authorized to record the type of its Term Loan, the date and amount of each payment or prepayment of principal thereof, the date and amount of each interest rate conversion pursuant to Section 2.7(c) and the principal amount subject thereto and the interest rate applicable thereto in such Bank's records and/or on a schedule annexed to and constituting a part of its Term Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation shall not affect the Borrower's obligations to repay the Term Loans. Each Term Note shall
(a) be dated the date such Term Loan is made, (b) be stated to mature in 16 or 12 equal quarterly installments, as provided above, and (c) shall bear interest for a period from the date such Loan is made on the unpaid principal amount thereof at the applicable rates per annum specified herein.

            (e) Use of Proceeds of Term Loans. The Borrower shall use the
                -----------------------------
proceeds of any Term Loan made hereunder to fund Permitted Acquisitions.

            Section 2.8.  Changes of Revolving Credit Commitments.
                          ---------------------------------------

            (a) The Borrower shall have the right to reduce or terminate the amount of the unused Revolving Credit Commitments at any time and from time to time provided that: (i) the Borrower shall give notice of each such reduction or termination to the Banks as provided in Section 3.1, and (ii) each partial reduction shall be allocated pro rata between the Revolving Credit Commitments of each Bank in accordance with their respective Commitment Proportions and shall be in an aggregate amount at least equal to $1,000,000 or, if greater, in integral multiples of $1,000,000.

            (b) The Revolving Credit Commitments, once reduced or terminated may not be reinstated.

            (c) If the Revolving Credit Commitments are terminated pursuant to this Section 2.8, the obligation of the Banks to make Term Loans hereunder shall be terminated.

                                   ARTICLE 3.
                 GENERAL CREDIT PROVISIONS; FEES AND PAYMENTS.

            Section 3.1. Certain Notices. Except as otherwise provided in this
                         ---------------
Agreement, notices by the Borrower to the Banks of each borrowing pursuant to Sections 2.4 and 2.7(a), each prepayment pursuant to Section 3.2, each reduction or termination of the Revolving Credit Commitments pursuant to Section 2.8 and each conversion of Loans pursuant to Sections 2.4 and 2.7(c) shall be irrevocable and shall be effective on the date of receipt only if received by all of the Banks, by not later than 11:00 a.m., New York City time, and (a) in the case of borrowings and prepayments of (i) Prime Rate Loans, if given the date thereof and (ii) LIBOR Loans, if given three (3) Banking Days prior thereto; (b) in the case of reductions or terminations of the Revolving Credit Commitments, given three (3) Banking Days prior thereto; and (c) in the case of conversions pursuant to Sections 2.4 and 2.7(c), if given three (3) Banking Days prior thereto. Each such notification which relates to a borrowing, continuation or conversion shall specify the amount of the type of Revolving Credit Loan (i.e., Prime Rate Loan or LIBOR Loan), the date of the proposed borrowing, whether such Loan represents an additional borrowing, a continuation or a conversion, and in the case of a LIBOR Loan, the Interest Period to be used in the computation of interest with respect thereto. Each such notice relating to a reduction or termination of the Revolving Credit Commitments shall specify the amount of the Revolving Credit Commitments to be reduced or terminated. In addition, if such notification relates to a borrowing to fund a Permitted Acquisition, the Borrower shall notify the Banks of its election to have such Loan recorded as a Revolving Credit Loan or a Term Loan as provided in Section 2.7(a) hereof. Finally, if the proceeds of any Revolving Credit Loan are to be used by the Borrower to finance any Capital Expenditure, the notification with respect to such borrowing shall include a statement to that effect indicating the amount of the borrowing to be used for such purposes. Except for the amount of the borrowing which shall be for each Bank its Commitment Proportion of the total amount to be borrowed on such date, each notification delivered to the Banks hereunder shall contain the same terms for each Bank.

            Section 3.2.  Prepayments.
                          -----------
            (a) The Borrower shall have the right at any time and from time to time to prepay any Prime Rate Loan, in whole or in part; provided, however, that each such partial prepayment of a Prime Rate Loan shall be in a minimum aggregate principal amount of $250,000 or, if greater in amounts which are integral multiples of $50,000. Except as required by paragraph (b) below or on the last day of an Interest Period with respect thereto, the Borrower shall not be permitted to prepay LIBOR Loans.

            (b) In the event that the Aggregate Outstandings exceed the Total Revolving Credit Commitments at any time prior to the Revolving Credit Termination Date, the Borrower shall promptly pay or prepay so much of the Loans outstanding as shall be necessary in order that the Aggregate Outstandings will not exceed the Total Revolving Credit Commitments then in effect. All prepayments under this subparagraph shall be subject to Section 4.1.

            (c) All payments required by paragraph (b) above shall be made to the Banks pro rata in accordance with their respective Commitment Proportions and shall be applied as follows: first, to outstanding Prime Rate Loans up to the full amount thereof and then to outstanding LIBOR Loans up to the full amount thereof; provided, however, that so long as no Default or Event of Default has then occurred and is continuing, the Borrower shall not be required to make any prepayment of any LIBOR Loan pursuant to this Section until the last day of the Interest Period with respect thereto provided that an amount equal to the amount of such prepayment is deposited by the Borrower with each Bank to be held as Cash Collateral and second, if at such time there are undrawn Letters of Credit outstanding, to provide Cash Collateral to be held by the Administrator for the benefit of the Banks for application by the Administrator to the payment of any drawing made under such Letters of Credit.

            (d) Any partial prepayment of Term Loans hereunder shall be applied to the remaining installments of principal due on the Term Loans in inverse order of maturity and amounts prepaid on any Term Loan may not be reborrowed.

            (e) All prepayments made pursuant to this Section 3.2 shall be accompanied by the payment of all accrued interest on the amount so prepaid and by all amounts required to be paid pursuant to Section 4.1 in connection therewith.

            (f) If, after making the mandatory prepayment required by paragraph
(b) above, the Aggregate Letters of Credit Outstanding exceeds the Total Revolving Credit Commitment, the Borrower agrees to provide the Administrator with Cash Collateral in an amount equal to such excess.

            Section 3.3.  Interest on Loans.
                          -----------------

            (a) Prime Rate Loans. The Borrower shall pay interest on the
                ----------------
outstanding and unpaid principal amount of each Prime Rate Loan made under this Agreement at a fluctuating rate per annum equal to the relevant Bank's Prime Rate from time to time in effect, plus the applicable Margin. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Prime Rate. Interest shall be calculated on the basis of the actual number of days elapsed divided by a year of three hundred sixty (360) days and, with respect to Revolving Credit Loans, shall be paid to each Bank in arrears on the first day of each month commencing September 1, 1996, on the Revolving Credit Termination Date and, with respect to Term Loans, shall be paid to each Bank in arrears on the first day of each month commencing on the first day of the first month after the date such Loan is made and on the maturity date of such Loan.

            (b) LIBOR Loans. The Borrower shall pay interest on the outstanding
                -----------
and unpaid principal amount of each LIBOR Loan made under this Agreement for each Interest Period applicable to such LIBOR Loan at a rate per annum equal to the Reserve Adjusted LIBOR Rate in effect with respect thereto, plus the applicable Margin. Interest shall be calculated on the basis of the actual number of days elapsed divided by a year of three hundred sixty (360) days and shall be paid to each Bank in arrears on the last day of the Interest Period applicable to such LIBOR Loan; provided, however, that if such Interest Period
                               --------
is longer than three months, interest shall be paid on the last day of each three-month period following the commencement of such Interest Period and on the last day of such Interest Period.

            (c) Post-Default. If any Default or Event of Default has occurred
                ------------
and is continuing hereunder, all Loans, and all interest, fees or other amounts due hereunder, to the extent permitted by applicable law, shall bear interest (payable on demand, and in any event on the last day of each month, and computed daily on the basis of a 360-day year for actual days elapsed) (i) in all cases other than LIBOR Loans, at the Default Rate until paid and (ii) in the case of LIBOR Loans, at a rate which shall be the greater of (x) the Default Rate or (y) 2% per annum in excess of the rate applicable to such LIBOR Loan, until the expiration of the Interest Period applicable to such Loan, at which time the Loan will automatically be converted into a Prime Rate Loan, and until paid, shall bear interest at the Default Rate. In no event, however, shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law. The obligation to so pay interest upon any reimbursement obligation of the Borrower to the Banks shall not be construed so as to waive the requirement for reimbursement on the same date that payment is made by the Banks as set forth in this Agreement.

            Section 3.4. Term Loan Fee. The Borrower shall pay to each Bank a
                         -------------
term loan fee equal to 0.25% of each Term Loan made by such Bank hereunder. The term loan fee shall be due and payable simultaneously with the making of each Term Loan hereunder.

            Section 3.5. Commitment Fee. The Borrower shall pay to each Bank a
                         --------------
commitment fee for the period from and including the date hereof to and excluding the Revolving Credit Termination Date equal to such Bank's Commitment Proportion of an amount equal to the product of (a) the applicable Margin during the applicable period multiplied by (b) the average daily unused portion of the Total Revolving Credit Commitment during the applicable period. The commitment fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. The commitment fee shall be due and payable quarterly in arrears on the first day of each calendar quarter and on the Revolving Credit Termination Date.

            Section 3.6.  Administration Fee.  The Borrower shall pay to the
                          ------------------
Administrator an annual fee of $10,000. The administration fee shall be due and payable annually in advance on the date hereof and on each anniversary of the date hereof.

            Section 3.7. Letter of Credit. The Borrower shall pay to the
                         ----------------
Administrator, for its sole account, transaction fees in an amount or amounts which are normally charged by the Administrator to comparable customers in connection with the issuance of Letters of Credit. In addition, the Borrower shall pay to the Administrator on behalf and for the ratable benefit of each of the Banks, one and one-half percent (1.50%) per annum of the face amount of each Letter of Credit, subject to the minimum fee from time to time (i.e., customarily charged to comparable customers with respect to Letters of Credit), payable, in advance, at the time of issuance of such Letter of Credit.

            Section 3.8.  Facility Fee.  The Borrower shall pay to each Bank a
                          ------------
facility fee equal to 0.25% of such Bank's Revolving Credit Commitment. The Banks acknowledge receipt of such fee.

            Section 3.9.  Payments Generally.
                          ------------------

            (a) All payments under this Agreement or the Notes, shall be made in Dollars in immediately available funds to each Bank in an amount equal to its Commitment Proportion of such payment not later than 1:00 p.m. New York City time on the relevant dates specified above (each such payment made after such time on such due date is to be deemed to have been made on the next succeeding Banking Day), to such Bank's Principal Office. The Borrower will notify the Banks of any payment pursuant to the provisions of this Section at the same time it makes any such payment. Each Bank may (but shall not be obligated to) debit the amount of any such payment to any ordinary deposit account of the Borrower with such Bank; provided, however, that the Banks shall not be permitted to debit any funds which are not available to the Borrower other than on an overdraft basis. The Borrower shall, at the time of making each payment under this Agreement or the Notes, specify to the Banks the principal or other amount payable by the Borrower under this Agreement or the Notes to which such payment is to be applied; provided, however, that in the event that the Borrower fails to so specify, or if a Default or an Event of Default has occurred and is continuing, the Banks shall apply such payment as they may elect in their sole discretion. If the due date of any payment under this Agreement or the Notes would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.

            (b) All payments made by the Borrower under this Agreement, the Notes or the other Facility Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental or taxing authority of any jurisdiction located outside of the United States, excluding, (x) in the case of each Bank, income taxes and franchise taxes (imposed in lieu of income taxes) imposed on such Bank as a result of a present or former connection between the jurisdiction of the government or the taxing authority imposing such tax and such Bank (excluding a connection arising solely from such Bank having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement, the Notes or the other Facility Documents) or any political subdivision or taxing authority thereof or therein, and (y) taxes (including withholding taxes) imposed by reason of the failure of the Administrator or any Bank, in either case that is organized outside the United States, to comply with Section 3.9(c) hereof (or the inaccuracy at any time of the certificates, documents and other evidence delivered thereunder) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are withheld from any amounts payable to any Bank hereunder or under the Facility Documents, the amounts so payable to such Bank shall be increased to the extent necessary to yield to such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, the Notes and the other Facility Documents. Whenever any Taxes are payable by the Borrower, the Borrower shall send to such Bank within 30 days after the date of any payment, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Banks the required receipts or other required documentary evidence, the Borrower shall indemnify the Banks for any incremental taxes, interest or penalties that may become payable by any Bank as a result of any such failure. This indemnification shall be made within 30 days from the date such Bank or the Administrator (as the case may be) makes written demand therefor. If any Bank receives a refund in respect of any Taxes for which such Bank has received payment from the Borrower hereunder, such Bank shall promptly notify the Borrower of such refund and such Bank shall, within 30 days of receipt of a request by the Borrower repay such refund to the Borrower, provided that the Borrower, upon the request of such Bank, agrees to return such refund (plus any penalties, interest or other charges) to such Bank in the event such Bank is required to repay such refund. The agreements in this subsection shall survive the termination of this Agreement and the Facility Documents and the payment of the Notes and all other amounts payable hereunder or thereunder.

            (c) Each Bank that is organized outside of the United States shall deliver to the Borrower on the date hereof (or, in the case of an assignee, on the date of the assignment) and from time to time as required for renewal under applicable law duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or any successor or additional forms), as appropriate, indicating in each case that such Bank is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes. Each Bank that is organized outside the United States shall promptly notify the Borrower and each other Bank of any change in its Lending Office and upon written request of the Borrower such Bank shall, prior to the immediately following due date of any payment by the Borrower or any Guarantor hereunder or under any other Facility Document, deliver to the Borrower or such Guarantor, as the case may be (with copies to each other Bank), such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including without limitation Internal Revenue Service Form 4224, Form 1001 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-4(a) or Section 1. 1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Bank establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Bank of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. The Borrower shall be entitled to rely on such forms in their possession until receipt of any revised or successor form pursuant to this Section 3.9(c). If the Administrator or a Bank fails to provide a certificate, document or other evidence required pursuant to this Section 3.9(c), then (i) the Borrower shall be entitled to deduct or withhold on payments to the Administrator or such Bank as a result of such failure, as required by law, and (ii) the Borrower shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to clause (x) of Section 3.9(c) to the extent such withholding is required solely by reason of the failure of the Administrator or such Bank to provide the necessary certificate, document or other evidence.


                                   ARTICLE 4.
                             YIELD PROTECTION, ETC.

            Section 4.1.  Certain Compensation.
                          --------------------

            (a) The Borrower hereby agrees to indemnify the Banks against any loss or expense which the Banks or any one of them may sustain or incur as a consequence of any of the following:

                (i) the receipt or recovery by a Bank, whether by voluntary prepayment, acceleration or otherwise, of all or any part of a LIBOR Loan prior to the last day of an Interest Period applicable thereto;

                (ii) the conversion, prior to the last day of an applicable Interest Period, of a LIBOR Loan into a Prime Rate Loan;

                (iii) the failure by the Borrower to borrow any LIBOR Loan, convert any Prime Rate Loan to a LIBOR Loan or continue any LIBOR Loan on the date of borrowing, conversion or continuation set forth in the notice delivered by the Borrower pursuant to the provisions hereof, unless such failure to borrow results from the Banks' failure to fund such borrowing when the Banks are required to do so under the terms of this Agreement; or

                (iv) the failure by the Borrower to pay, punctually on the due date thereof, any amount payable by the Borrower with respect to or on account of any LIBOR Loan.

            Without limiting the effect of the foregoing, the amount to be paid by the Borrower to any Bank in order to so indemnify such Bank for any loss occasioned by any of the events described in the preceding paragraph, and as liquidated damages therefor, shall be equal to the excess, discounted to its present value as of the date paid to such Bank, of (i) the amount of interest which otherwise would have accrued on the principal amount so received, recovered, converted or not borrowed during the period (the "Indemnity Period") commencing with the date of such receipt, recovery, conversion, or failure to borrow to the last day of the applicable Interest Period for such LIBOR Loan at the rate of interest applicable to such LIBOR Loan (or the rate of interest agreed to in the case of a failure to borrow) provided for herein (prior to default) over (ii) the amount of interest which would be earned by such Bank during the Indemnity Period if it invested the principal amount so received, recovered, converted or not borrowed at the rate per annum approximately equal to LIBOR, as the case may be, on an amount approximately equal to such principal amount for a period of time comparable to such Indemnity Period.

            (b) Any Bank requesting indemnification pursuant to this Section 4.1 shall deliver to the Borrower a certificate as to any additional amounts payable pursuant to this Section 4.1 setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by each Bank set forth therein if made reasonably and in good faith. The Borrower shall pay to each Bank any amounts so certified by such Bank within 10 days of receipt of any such certificate. For purposes of this Section 4. 1, all references to the "Bank" shall be deemed to include any participant in this Agreement and/or the Loans.

            Section 4.2.  Additional Costs.
                          ----------------

            (a) The Borrower shall pay to each Bank, from time to time, on demand of any such Bank, such amounts as such Bank may reasonably determine to be necessary to compensate it for any costs which Bank reasonably determines are attributable to its obligation to make any Loan or issue any Letter of Credit hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note or any Letter of Credit in respect of any such obligations (other than taxes imposed on the overall net income of such Bank for any of such obligations by the jurisdiction in which such Bank has its principal office or Lending Office or franchise taxes imposed in lieu of income taxes); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definitions of "LIBOR Loans" or "Letters of Credit"); or (iii) imposes any other condition affecting this Agreement, or its Note (or any of such extensions of credit or liabilities) or any Letter of Credit and such Bank's obligations with respect thereto. Each Bank will notify the Borrower and the other Bank of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 4.2(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Notwithstanding anything herein to the contrary, no provision of this Section 4.2(a) shall be deemed to require the Borrower to make any payment of any amount to the extent that such payment would duplicate any payment made by the Borrower pursuant to Section 3.9 hereof.

            (b) Without limiting the effect of the foregoing provisions of this
Section 4.2, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes LIBOR Loans or
(ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower, the obligation of such Bank to make LIBOR Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5 shall be applicable).

            (c) Without limiting the effect of the foregoing provisions of this
Section 4.2 (but without duplication), the Borrower shall pay to each Bank from time to time on request such amounts as such Bank may reasonably determine to be necessary to compensate such Bank for any costs which it reasonably determines are attributable to the maintenance by it or any of its Affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority, of capital in respect of its Loans or other obligations hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). Each Bank will notify the Borrower if it is entitled to compensation pursuant to this Section 4.2(c) as promptly as practicable after it determines to request such compensation.

            (d) A statement of any Bank setting forth such amount or amounts, supported by calculations in reasonable detail, as shall be necessary to compensate such Bank as specified in paragraphs (a), (b) and (c) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each such Bank the amount shown as due on any such statement within ten (10) days after its receipt of the same.

            (e) Any Bank claiming any additional amounts payable pursuant to this Section 4.2 agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, any such additional amounts and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

            Section 4.3.  Limitation on Types of Loans.  Anything herein to the
                          ----------------------------
contrary notwithstanding, if:

            (a) any Bank determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Loans" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any LIBOR Loans as provided in this Agreement; or

            (b) any Bank determines (which determination shall be conclusive) and notifies the Borrower that the relevant rates of interest referred to in the definition of "LIBOR Loans" in Section 1.1 upon the basis of which the rate of interest for any type of LIBOR Loans is to be determined do not adequately cover the cost to such Bank of making or maintaining such Loans, then, such Bank shall as soon as practicable thereafter give written notice (or facsimile notice promptly confirmed in writing) of such determination to the Borrower, and any request by the Borrower for the making of a LIBOR Loan or conversion or continuation of any Loan into a

LIBOR Loan, in each case, pursuant to the provisions hereof shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Prime Rate Loan. Each determination by a Bank made hereunder shall be conclusive absent manifest error.

            Section 4.4. Illegality. Notwithstanding any other provision in this
                         ----------
Agreement, in the event that it becomes unlawful for any Bank or its Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Bank shall promptly notify the Borrower thereof and such Bank's obligation to make or maintain LIBOR Loans hereunder shall be suspended until such time as such Bank may again make and maintain such affected Loans (in which case the provisions of Section 4.5 shall be applicable).

            Section 4.5. Certain LIBOR Loans Pursuant To Sections 4.2. 4.3 and
                         ------------------------------------------------------
4.4. If an event referred to in Section 4.2, 4.3 or 4.4 has occurred, the
- - ---
affected Bank shall be required to make Prime Rate Loans in accordance with this Agreement, and all LIBOR Loans of such Bank then outstanding shall be automatically converted into Prime Rate Loans on the date specified by such Bank in such notice (which shall be, for each LIBOR Loan, the last day of the Interest Period applicable thereto unless such Bank determines that it is required by law to convert such LIBOR Loan on an earlier date in which case such earlier date shall be the date of conversion), and, to the extent that LIBOR Loans are so made as (or converted into) Prime Rate Loans, all payments of principal which would otherwise be applied to such Bank's LIBOR Loans shall be applied instead to its Prime Rate Loans. In the event of any conversion of any LIBOR Loan to a Prime Rate Loan pursuant to Section 4.5 prior to the maturity date with respect to such LIBOR Loan the Borrower shall pay to the relevant Bank all amounts required to be paid pursuant to Section 4.1 hereof.

            Section 4.6. Survival. The indemnities and other obligations set
                         --------
forth in this Article 4 shall survive payment in full of all Loans or extensions of credit made pursuant to this Agreement and the Final Maturity Date.

                                   ARTICLE 5.
                             CONDITIONS PRECEDENT.

            Section 5.1.  Documentary Conditions Precedent.  The obligations of
                          --------------------------------
the Banks to make the Loans (or to issue Letters of Credit) on or after the date hereof are subject to the conditions precedent that:

            (a) each Bank shall have received on or before the date hereof each of the following, in form and substance reasonably satisfactory to such Bank and its counsel:

                (i) this Agreement and the Revolving Credit Note executed in favor of such Bank duly executed by the Borrower;

                (ii) a certificate of the Secretary of the Borrower and each of the Guarantors, dated the Closing Date, attesting to all corporate action taken by such entity, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents and each other document to be delivered pursuant to this Agreement, together with certified copies of the certificate or articles of incorporation and the by-laws of the Borrower and each of the Guarantors; and, such certificate shall state that the resolutions and corporate documents thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

                (iii) a certificate of the Secretary of the Borrower and each of the Guarantors, dated the Closing Date, certifying the names and true signatures of the officers of such entity authorized to sign the Facility Documents and the other documents to be delivered by such entity under this Agreement;

                (iv) a certificate of a duly authorized officer of the Borrower, dated the Closing Date, stating that the representations and warranties in
Article 6 are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

                (v) Security Agreements duly executed by the Borrower and the Guarantors, together with (A) fully completed and executed Financing Statements on Form UCC-1, in proper form for filing duly filed under the Uniform Commercial Code in all jurisdictions necessary or, in the reasonable discretion of the Banks, desirable to perfect the security interests to be granted hereunder and under the Security Agreements and (B) UCC search results identifying all of the financing statements on file with respect to the Borrower and each Guarantor in all jurisdictions referred to under clause (A) hereof, indicating that no party claims an interest in any of the Collateral except for the holders of Permitted Liens;

                (vi) the Pledge Agreement, duly executed by the Borrower and each Guarantor, if any, that owns capital stock of any Domestic Subsidiary of the Borrower, together with such stock certificates, stock powers duly executed in blank and such other documents as the Banks shall require;

                (vii) the Patent and Trademark Security Agreement, duly executed by the Borrower;

                (viii) Guarantees, duly executed by each Guarantor;

                (ix) an opinion of counsel for the Borrower and Guarantors, dated the Closing Date, in substantially the form of Exhibit F;

                (x) satisfactory evidence that the Borrower and the Guarantors are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each other jurisdiction where qualification is necessary;

                (xi) audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 1995, and consolidated income statements and statements of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all prepared in accordance with GAAP, together with the unqualified opinion thereon of Ernst & Young, L.L.P., independent certified public accountants, together with management prepared consolidating balance sheets, income statements and statements of cash flows as of the same date and covering the same fiscal period, and unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at March 31, 1996, together with income statements and statements of cash flows of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 1996 and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each prepared by or under the supervision of the chief financial officer of the Borrower in accordance with GAAP;

                (xii) certificates of insurance covering the Collateral and the other assets and the business of the Borrower and the Guarantors, which certificates shall designate the Collateral Agent, as agent for the Banks as the loss payee, in form and substance (including with respect to general liability and products liability insurance) satisfactory to the Banks;

                (xiii) satisfactory evidence that neither the Borrower nor any Guarantor is in default with respect to any contractual obligations to which it is a party, the effect of which may be material and adverse to the Borrower or any Guarantor or to the ability of the Borrower or any Guarantor to perform its obligations hereunder or under the other Facility Documents; and

                (xiv) such other documents, instruments, approvals, opinions and evidence as the Banks may reasonably require.

            (b) the Borrower shall have paid or caused to be paid to the Banks in full all fees and expenses required to be paid hereunder or in connection herewith, and including all fees and expenses of the Banks incurred in connection with the preparation, execution and delivery of this Agreement and the other Facility Documents and the consummation of the transactions contemplated thereby;

            (c) the Borrower and the Guarantors shall have obtained all consents, permits and approvals required in connection with the execution, delivery and performance by the Borrower and the Guarantors of their obligations hereunder and such consents, permits and approvals shall continue in full force and effect;

            (d) the Banks shall be satisfied that the proceeds of the initial Loans hereunder shall be applied to pay the Borrower's Existing Bank Debt in full on the date hereof and that all UCC-1 financing statements filed to secure the Borrower's obligations with respect to the Existing Bank Debt have been assigned to the Collateral Agent; for the benefit of the Banks, or shall have been terminated, as required by the Banks hereunder.

            (e) the Banks shall be satisfied with the form and content of all Schedules delivered by the Borrower pursuant to this Agreement or any document delivered in connection herewith; and

            (f) all legal matters in connection with this financing shall be reasonably satisfactory to the Banks and their counsel.

            Section 5.2. Additional Conditions Precedent. The obligations of the
                         -------------------------------
Banks to make any Loan or issue any Letter of Credit shall be subject to the further conditions precedent (which shall be in addition to, and shall not be deemed to limit or modify, any of the other terms and conditions hereunder) that on the date of such Loan or the Letter of Credit issuance the following statements shall be true:

            (a) the representations and warranties contained in Article 6 hereof, which for purposes of this Section, shall be deemed to relate to the Borrower and to each Subsidiary as if each such Person were the subject of each such representation and warranty, are true and correct in all material respects on and as of the date of such Loan or Letter of Credit issuance as though made on and as of such date (except when such representation or warranty by its terms relates to the date hereof or another specific date);

            (b) no Default or Event of Default has occurred and is continuing or would result from any such Loan;

            (c) no material adverse change shall have occurred in the business, properties, financial condition, prospects or operations of the Borrower or any Subsidiary or in the ability of the Borrower or any Guarantor to perform any of its obligations under this Agreement or under any of the Facility Documents with respect to any Loan or Letter of Credits since December 31, 1995; and

            (d) if the Guarantor changes the location of its principal office after the date of this Agreement or if the sum of Aggregate Outstanding plus the outstanding principal balance of all Term Loans made hereunder will equal or exceed $10,000,000 after giving effect to the making of such Loan or the issuance of such Letter of Credit, the Banks shall have received a duly executed Landlord's Waiver in form and substance satisfactory to the Banks from the Landlord of each real property leased by the Guarantor.

            Section 5.3. Certification. Each notice of borrowing pursuant to
                         -------------
Section 2.4 or 2.7(a) of this Agreement shall be accompanied by a certificate of the chief financial officer of the Borrower that the statements contained in
Section 5.2(a), (b) and (c) are true and correct on the date of such borrowing.

                                   ARTICLE 6.
                        REPRESENTATIONS AND WARRANTIES.

            The Borrower and, where applicable, each Guarantor, hereby represents and warrants that:

            Section 6.1.  Incorporation, Good Standing and Due Qualifications;
                          ----------------------------------------------------
Compliance with Law. Each of the Borrower and its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or presently proposes to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required except where the failure to so qualify and/or be in good standing would not in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor, as the case may be, to perform its obligations hereunder or under the Facility Documents. In addition, the Borrower and each of its Subsidiaries is in compliance in all material respects with all laws, treaties, rules or regulations, and determinations or orders of or with respect to all arbitrators, courts or other governmental authorities applicable to it.

            Section 6.2. Power and Authority; No Conflicts. The execution,
                         ---------------------------------
delivery and performance by the Borrower and the Guarantors of each of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of the stockholders of the Borrower or any of the Guarantors; (b) contravene the charter or by-laws of the Borrower or any of the Guarantors; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve system as in effect from time to time), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower; (d) result in a breach of or constitute a default or require any consent under any indenture or loan agreement or any other agreement, lease or instrument to which the Borrower or any of the Guarantors is a party or by which properties of the Borrower or any of the Guarantors may be bound or affected; (e) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any of the Guarantors except in favor of the Banks as herein provided; or (f) cause the Borrower or any of the Guarantors to be in default under any such rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

            Section 6.3. Legally Enforceable Agreements. Each Facility Document
                         ------------------------------
is, or when delivered under this Agreement will be, a legal, valid and binding obligation of the Borrower and each Guarantor (if such entity or Person is a party thereto) enforceable against such entities or Person in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting creditors' rights generally or by the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

            Section 6.4. Litigation. There are no actions, suits or proceedings
                         ----------
pending or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which would, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Borrower and its Subsidiaries taken as a whole, or the ability of the Borrower or any Guarantor to perform its obligations hereunder.

            Section 6.5. Financial Statements; Other Liabilities. The
                         ---------------------------------------
consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1995, and the related income statements and statements of cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, and the accompanying notes, together with the unqualified opinion thereon of Ernst & Young, L.L.P., independent certified public accountants, and the interim financial statements of the Borrower and its Subsidiaries as at and as of (as the case may be) March 31, 1996, copies of which have been furnished to each of the Banks, fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject, in the case of interim financial statements, to year-end adjustments and except, in the case of such interim financial statements, for the absence of notes thereto prepared in accordance with GAAP). As of the date hereof, there are no liabilities or obligations of the Borrower or any of its Subsidiaries, whether direct or indirect, absolute or contingent, or matured or unmatured, other than (a) as disclosed or provided for in the financial statements and notes thereto which are referred to above or which are not required to be so disclosed, or (b) which are disclosed elsewhere in this Agreement or in the Schedules hereto or which are not required to be so disclosed, or (c) arising in the ordinary course of business since March 31, 1996 or (d) created by this Agreement. The written information, exhibits and reports furnished by the Borrower to the Banks in connection with the negotiation of this Agreement, taken as a whole, are complete and correct in all material respects.

            Section 6.6. Ownership and Liens. The Borrower and its Subsidiaries
                         -------------------
have title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 6.5, and none of the properties and assets owned by the Borrower or the Guarantors, and none of their respective leasehold interests is subject to any Lien, except for Permitted Liens.

            Section 6.7. Taxes. The Borrower and each of its Subsidiaries have
                         -----
filed all tax returns (foreign, federal, state and local) required to be filed (including, without limitation, with respect to payroll and sales taxes) except where the failure to file would not, in any case, or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor to perform its obligations hereunder, and the Borrower and each of its Subsidiaries have paid all taxes (including, without limitation, all payroll and sales taxes), assessments and governmental charges and levies shown thereon to be due, including interest and penalties, other than taxes, assessments and governmental changes and levies being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP shall have been provided on the books of the Borrower and its Subsidiaries.

            Section 6.8. ERISA. As of the date hereof, the Borrower and its
                         -----
ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA. No Reportable Event has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower, nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower and each of its ERISA Affiliates have met their minimum funding requirements under ERISA with respect to all of their Plans and there are no Unfunded Vested Liabilities, and neither the Borrower nor any ERISA Affiliate has incurred any material liability to the PBGC under ERISA.

            Section 6.9. Subsidiaries. As of the date hereof, Schedule 6.9 is a
                         ------------
complete and correct list of all Subsidiaries of the Borrower.

            Section 6.10. Credit Arrangements. Schedule 6.10 is a complete and
                          -------------------
correct list of all agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements in effect on the date of this Agreement providing for or relating to extensions of credit in the aggregate amounts of $200,000 or more to the Borrower or any of the Guarantors for borrowed money (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any of the Guarantors is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

            Section 6.11. Operation of Business. The Borrower and its
                          ---------------------
Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted except where the failure to do so would not, in any case, have a material adverse effect upon the operations, business, property or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Guarantor to perform its obligations hereunder.

            Section 6.12. Hazardous Substances. The Borrower and its
                          --------------------
Subsidiaries are in material compliance with all applicable Environmental Laws, and have obtained all necessary licenses and permits required to be issued pursuant to any applicable Environmental Law. Except as disclosed in Schedule 6.12, as of the date hereof, neither the Borrower nor any of its Subsidiaries has received any notice or communication from any governmental agency with respect to (i) any Hazardous Substance relative to its operations, property or acts, or (ii) any investigation, demand or request pursuant to or enforcing any Environmental Law relating to it or its operations, property or acts, and no such investigation is pending or, to the knowledge of the Borrower, threatened.

            Section 6.13. No Default on Outstanding Judgments or Orders. Each of
                          ---------------------------------------------
the Borrower and its Subsidiaries has satisfied all judgments and neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign applicable to it.

            Section 6.14. Labor Disputes and Acts of God. As of the date hereof,
                          ------------------------------
neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operations of the Borrower and its Subsidiaries taken as a whole, or the ability of the Borrower or any Guarantor to perform its obligations hereunder (in each case, after giving effect to insurance).

            Section 6.15. Governmental Regulation. Neither the Borrower nor any
                          -----------------------
of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any other statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

            Section 6.16.  Partnership, Etc.  Neither the Borrower nor any
                           ----------------
Subsidiary is a partner in any partnership or a member in any limited liability partnership or corporation.


            Section 6.17. No Forfeiture Proceedings. Neither the Borrower nor
                          -------------------------
any of its Subsidiaries is engaged in or proposes to be engaged in the conduct of any business or activity which is likely to result in a Forfeiture Proceeding, and no Forfeiture Proceeding against any of them is pending or, to the best knowledge of the Borrower and its Subsidiaries as of the date hereof, threatened.

            Section 6.18. No Default or Event of Default. No Default or Event of
                          ------------------------------
Default has occurred and is continuing under this Agreement.

            Section 6.19. Security. The provisions contained in the Security
                          --------
Agreements, in accordance with its terms, create in favor of the Collateral Agent, as agent for the Banks, legal, valid and enforceable security interests in all right, title and interest of the Borrower and the Guarantors in the Collateral described therein and such security interests constitute first priority security interests in the Collateral described therein, except for Permitted Liens and to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors' rights generally and by general equitable principles which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

            Section 6.20. Solvency. Without giving effect to any Guarantee
                          --------
executed in connection with this Agreement, each of the Borrower and the Guarantors is Solvent. After giving effect to any such Guarantee, the Borrower and the Guarantors, taken as a whole, are Solvent.

            Section 6.21. Name. Except as set forth on Schedule 6.21, during the
                          ----
five years prior to the making of this Agreement, neither the Borrower nor any Guarantor has been known under, or transacted business using, any name or trade style except for the name set forth above such entity's signature on this Agreement.

            Section 6.22. Other Agreements. Neither the Borrower nor any
                          ----------------
Guarantor, is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which would, in any case or in the aggregate have a material adverse effect on its ability to carry out its obligations hereunder or under the Facility Documents. Neither the Borrower, nor any of its Subsidiaries, is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

                                   ARTICLE 7.
                             AFFIRMATIVE COVENANTS

            So long as any of the Notes or any other Obligations shall remain unpaid or any Bank shall have any Revolving Credit Commitment hereunder, the Borrower shall, and the Borrower shall cause and each of its Subsidiaries to:

            Section 7.1. Maintenance of Existence. Except as otherwise provided
                         ------------------------
in this Agreement, preserve and maintain its corporate existence and remain in good standing in the jurisdiction of its organization, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required except as otherwise permitted under Section 8.6 and
Section 8.7 and except that any Subsidiary of the Borrower may be liquidated or dissolved if in the reasonable judgment of the Board of Directors of the Borrower such Subsidiary is no longer necessary for the proper conduct of the business of the Borrower.

            Section 7.2. Conduct of Business. Continue to engage principally in
                         -------------------
the principal businesses conducted by it on the date hereof.

            Section 7.3. Maintenance of Properties. Maintain, keep and preserve,
                         -------------------------
all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, that nothing in this Section 7.3 shall prevent the Borrower or any of its Subsidiaries from discontinuing the use, operation or maintenance of such properties or disposing of them, if such discontinuance or disposal is, in the judgment of its Board of Directors, desirable in the conduct of its business.

            Section 7.4. Maintenance of Records. Keep, adequate records and
                         ----------------------
books of account, in which complete entries, reflecting all financial transactions of such Person, will be made.

            Section 7.5. Maintenance of Insurance. Maintain insurance covering
                         ------------------------
its assets and its business with financially sound and reputable insurance companies or associations properly licensed to do business in New York and in the other jurisdictions where inventory is located in such amounts and covering such risks (including, without limitation, products liability) as are usually carried by companies engaged in the same or a similar business and similarly situated and as are required by the Facility Documents. The Borrower shall provide the Banks notice that such policies have been paid in full and shall deliver certified copies of the policy or policies of such insurance or certificates of insurance to the Banks if the Banks so request.

            Section 7.6. Compliance with Laws. Comply with all applicable laws,
                         --------------------
rules, regulations and orders except to the extent that the failure to so comply would not have a material adverse effect on the operations, business, property or financial condition of the Borrower or any of the Guarantors or on the ability of the Borrower or any such Guarantor to perform its obligations hereunder.

            Section 7.7. Right of Inspection; Collateral Audits. At any
                         --------------------------------------
reasonable time upon reasonable notice during normal business hours and from time to time, permit any Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, such Person and to discuss the affairs, finances and accounts of such Person with any of its officers and directors and such entity's independent accountants at the sole cost and expense of the Banks; provided, however, that notwithstanding the foregoing to the contrary, upon the occurrence and during the continuance of any Default or Event of Default, such costs and expenses shall be borne by the Borrower. The Banks agree to give the Borrower two (2) days' prior notice of any formal meeting with such independent certified public accountants and agree further that representatives of the Borrower shall have the right to attend such meeting provided that the Banks shall have no liability to the Borrower on the failure of the Banks to provide any such notice. No provision of this Agreement shall limit or restrict the ability of the Banks to place telephone calls to such independent public accountants or to engage in informal meetings from time to time. In addition, the Banks or any of their representatives shall be permitted to conduct collateral audits with respect to the Collateral from time to time in their sole discretion, at the cost and expense of the Banks; provided that, during the occurrence and continuance of a Default or Event of Default, the cost and expense of any such audits shall be borne by the Borrower.

            Section 7.8. Reporting Requirements. Furnish directly to each of the
                         ----------------------
Banks:

            (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, audited, consolidated and consolidating financial statements of the Borrower and its Subsidiaries, which shall include consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, together with consolidated and consolidating income statements and statements of cash flows of the Borrower and its Subsidiaries for such fiscal year and as of the end of and for the prior fiscal year, all prepared in accordance with GAAP and accompanied by an unqualified opinion on such consolidated financial statements by independent certified public accountants reasonably acceptable to the Banks together with the management letter, if any, prepared by such independent certified public accountants;

            (b) as soon as available and in any event within 45 days after the end of each of the first, second and third quarters of each fiscal year of the Borrower, unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries, which shall include unaudited consolidated and consolidating balance sheets of the Borrower and the Subsidiaries as of the end of each such quarter, together with consolidated and consolidating income statements and statements of cash flows of the Borrower and its Subsidiaries for each such quarterly period and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared by or under the supervision of the chief financial officer of the Borrower in accordance with GAAP (subject to year-end adjustments and except for the absence of notes thereto prepared in accordance with GAAP);

            (c) simultaneously with the delivery of the financial reporting statements referred to in (a) and (b) above, a certificate of the chief financial officer of the Borrower, certifying that to the best of his knowledge
(i) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, with computations demonstrating compliance (or non-compliance, as the case may be) with the covenants contained in Article 9, and (ii) such financial statements have been prepared in accordance with GAAP (subject, in the case of interim statements, to year end adjustments and except for the absence of notes thereto prepared in accordance with GAAP);

            (d) simultaneously with the delivery of the annual financial statements referred to in Section 7.8(a) above, a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

            (e) promptly after the Borrower or any Guarantor becomes aware of the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Guarantor, including, without limitation, any such proceeding relating to any alleged violation of any Environmental Law;

            (f) immediately after the Borrower or any Guarantor has actual knowledge of any Default or Event of Default has occurred, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

            (g) as soon as possible and in any event within five Banking Days after the Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, which the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

            (i) any Reportable Event;

            (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

            (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

            (iv) receipt by the Borrower or ERISA Affiliate of notice from a Multiemployer Plan of the complete or partial withdrawal by the Borrower or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan imposing withdrawal liability (as of the date of such notification) exceeding $250,000 or requiring payments exceeding $250,000 per annum;

            (v) receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA if the aggregate annual contributions of the Borrower and all ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been increased by over amounts contributed to such Multiemployer Plans for the plan year immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $250,000; and

            (vi) the institution of a proceeding by a fiduciary or any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce
Section 515 of ERISA for delinquent contributions in excess of $100,000 which proceeding is not dismissed within 30 days;

        (h) promptly after the furnishing thereof, copies of any reports or records required to be filed with or furnished to any insurance carriers or governmental authorities relating to Hazardous Substances located on any of real properties owned or occupied by the Borrower or any Guarantor ;

        (i) promptly after the Borrower or any Guarantor knows of the commencement or threat thereof, notice of any Forfeiture Proceeding;

        (j) promptly after such judgment, decree or order is entered, notice of any judgment, decree or order entered against the Borrower or any of its Subsidiaries;

        (k) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders as such, and copies of all reports, registration statements and other filings which the Borrower or any of its Subsidiaries files with the

Securities and Exchange Commission, any state securities administrator or any national securities exchange; and

        (l) such other information respecting the condition or operations, financial or otherwise of the Borrower or any of its Subsidiaries or ERISA Affiliates as the Banks may from time to time reasonably request.

        For purposes of this Section 7.8, a Person shall be deemed to have "actual knowledge" of an event if any of the following officers or employees of such person has actual knowledge of such event: the president, the chief executive officer, the chief financial officer, the controller, the vice president/finance or any vice president or general manager with oversight responsibility for any product line of such Person.

        Section 7.9. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material Indebtedness and other material obligations of whatever nature (including any obligation for taxes or wages).

        Section 7.10. Subsidiaries. Simultaneously with their creation, cause all of the Domestic Subsidiaries to become Guarantors hereunder and, in connection therewith to execute and deliver to the Banks, Guarantees, and to the Collateral Agent, as agent for the Banks, security agreements, financing statements, patent and trademark security agreements and any other requisite recording or filing documents or instruments.

        Section 7.11. Domestic Operating Assets. Cause Domestic Operating Assets to constitute at all times at least 65% of Consolidated Current Assets.

                                   ARTICLE 8.
                              NEGATIVE COVENANTS.

        So long as any of the Notes or other Obligations shall remain unpaid or any Bank shall have any Revolving Credit Commitment hereunder, the Borrower shall not:

        Section 8.1. Indebtedness. Create, incur, assume or suffer to exist, or
                     ------------
permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except for any of the following types of Indebtedness:

        (a) Indebtedness of the Borrower under this Agreement or the Notes;

        (b) Indebtedness described in Schedule 8.1, and any renewals, extensions or refinancing thereof, provided that such renewals, extensions or refinancing
                        --------
are on terms no less favorable to the Borrower than the original terms of such Indebtedness;

        (c) Subordinated Debt, with the prior written consent of the Banks;

        (d) Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the

Borrower or another Subsidiary, provided that in no event shall the aggregate Indebtedness of Subsidiaries to the Borrower or to other Subsidiaries exceed $2,000,000;

        (e) Provided that no Event of Default then exists or would result therefrom, Indebtedness of the Borrower, or any such Guarantor, secured by purchase money Liens permitted by Section 8.2 provided that the maximum amount of such Indebtedness incurred during any fiscal year shall not exceed $3,000,000;

        (f) unsecured trade Indebtedness and customer deposits incurred in the ordinary course of business;

        (g) unsecured indebtedness of Veeco GmbH incurred in connection with performance stand-by letters of credit incurred in the ordinary course of its business not to exceed $2,000,000 (or the non-U.S. currency equivalent thereof) at any time;

        (h) in the case of the Guarantors the guarantees of the Obligations pursuant to the Guarantees;

        (i) all Indebtedness created, and all Indebtedness assumed, by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition, including, without limitation, the maximum amount of any purchase price to be paid pursuant to any "earn-out" provision contained in the agreements relating to any Permitted Acquisition; and

        (j) up to $500,000 (or the non-U.S. currency equivalent thereof) of unsecured short-term (90 days or less) Indebtedness incurred by the Foreign Subsidiaries of the Borrower, provided that no single Foreign Subsidiary shall
                              --------
incur more than $250,000 (or the non-U.S. currency equivalent thereof) of such Indebtedness.

            Section 8.2. Liens. Create, incur, assume or suffer to exist or
                         -----
permit any Subsidiary to create, incur or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except the following ("Permitted Liens"):

            (a) Liens in favor of the Banks securing the Obligations pursuant to the provisions hereof;

            (b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in conformity with GAAP;

            (c) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established, including, without limitation, any landlord's lien which is being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established;

            (d) Liens under workers' compensation unemployment insurance, social security or similar legislation (other than ERISA);

            (e) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

            (f) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

            (g) judgment and other similar Liens securing claims aggregating not more than $100,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

            (h) subject to the provisions of Section 8.1(e) hereof (i) purchase money Liens on any property heretofore or hereafter acquired or the assumption of any Lien on any property existing at the time of such acquisition, (ii) or purchase money Liens on any property or assets acquired in any Permitted Acquisition, whether existing at the time of such Permitted Acquisition or arising after the time of such Permitted Acquisition by virtue of such Permitted Acquisition, or the assumption of any Lien on any property or assets acquired in such Permitted Acquisition existing at the time of such Permitted Acquisition, provided that no such Lien (i.e., arising in conjunction with any such Permitted Acquisition) shall at any time encumber any of the other property of the Borrower or any other Subsidiary of the Borrower, or (iii) a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided, that in the case of any of (i)-(iii) above, (i) the creation or occurrence of any such Lien shall not otherwise result in a Default or Event of Default with respect to any of the other provisions of this Agreement, (ii) the Indebtedness secured by such Lien shall not exceed 100% of the fair market value of the property encumbered by such Lien, and (iii) such Lien shall not encumber any property of the Borrower and their Subsidiaries other than the property so acquired;

            (i) mortgage Liens or deeds of trust on real property owned and occupied by the Borrower or its Subsidiaries existing as of the date of this Agreement;

            (j) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of set off or similar rights with respect to deposit accounts of the Borrower or any Subsidiary; and

            (k) Liens listed on Schedule 8.2 provided that each such Lien that is a federal, state or local tax lien shall be discharged on or before January 31, 1997.

            Section 8.3. Investments. Make or permit any Subsidiary to make any
                         -----------
loan or advance to any Person or purchase or otherwise acquire or permit any Subsidiary to purchase or otherwise acquire, any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in any Person (each of the foregoing, an "Investment"), except for Permitted Investments, Investments permitted under Section 8.7 hereof and Investments permitted by the next sentence. Notwithstanding any other provision of this Agreement, the Borrower and its Subsidiaries will be permitted to make Investments of up to an aggregate of $7,500,000 in (i) non-U.S. Persons or any division or line of business of any non-U.S. Person or any assets located outside of the United States of any Person and (ii) "joint venture" operations with any other person provided that such Investment is an equity investment in a corporation or other investment vehicle which does not result in the Borrower or such Subsidiary having unlimited liability for the operations of the "joint venture".

            Section 8.4. Sale of Assets. Sell, lease, assign, transfer or
                         --------------
otherwise dispose of or permit any Subsidiary to sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (except to the Borrower), except for: (a) assets disposed of in the ordinary course of business; or (b) the sale or other disposition of assets no longer used or useful in the conduct of its business.

            Section 8.5. Transactions with Affiliates. Enter into or permit any
                         ----------------------------
Subsidiary to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except (unless elsewhere restricted hereunder) (a) for transactions between the Borrower and any Subsidiary or any Subsidiary with any other Subsidiary, (b) in the ordinary course of and pursuant to the reasonable requirements of the relevant Person's business and upon fair and reasonable terms no less favorable to the relevant Person than would obtain in a comparable arm's length transaction with a Person not an Affiliate; provided that, after giving effect to any such transaction (i.e., any of the transactions referred to in any of (a)-(b) above), no Default or Event of Default shall have occurred.

            Section 8.6. Mergers, Etc. Except to the extent permitted under
                         -------------
Section 8.7 hereof, merge or consolidate with, or sell, assign, lease or otherwise dispose of or permit any Subsidiary to merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire, all or substantially all of the assets or the business of any Person, except that any Guarantor may merge with or into any other Guarantor or the Borrower hereunder, provided that, in the case of a transaction that involves the Borrower, the Borrower is the surviving entity, and provided further that, after giving effect to any such transaction, no Default or Event of Default shall have occurred.

            Section 8.7. Acquisitions. Make an Acquisition or permit any
                         ------------
Subsidiary to make an Acquisition, except that the Borrower or any Guarantor may make a Permitted Acquisition.

            Section 8.8. No Activities Leading to Forfeiture. Engage or permit
                         -----------------------------------
any Subsidiary to engage in the conduct of any business or activity which would be reasonably likely to result in a Forfeiture Proceeding.

            Section 8.9. Corporate Documents; Fiscal Year. Amend, modify or
                         --------------------------------
supplement or permit any Subsidiary to amend, modify or supplement its certificate or articles of incorporation or by-laws or, in the case of any partnership, its partnership agreement, in any way which would materially adversely affect the ability of the Borrower or any Subsidiary to perform its obligations hereunder or change its fiscal year.

            Section 8.10. Hazardous Substances; Use of Real Property. Use, or
                          ------------------------------------------
permit the use of, or permit any Subsidiary to use or permit the use of any of its real properties for conducting any manufacturing, industrial, commercial or retail business which involves in any way the introduction, manufacture, generation, processing or storage of any Hazardous Substance in violation, in any material respect, of any applicable Environmental Law.

            Section 8.11. Dividends, etc. Declare or pay any dividends on its
                          --------------
capital stock which exceed the then applicable Permitted Dividend Percentage of the prior year's Consolidated Net Income, or purchase, redeem, retire or otherwise acquire any of its capital stock at any time outstanding, except that any Subsidiary wholly owned by the Borrower may declare and pay dividends to the Borrower. In any event, no dividends may be paid during the occurrence or continuance of an Event of Default.

            Section 8.12. Change of Locations. Transfer or permit any Subsidiary
                          -------------------
to transfer its executive office or change its corporate name or maintain records (including computer printouts and programs) with respect to accounts receivable or keep or permit any Domestic Subsidiary to keep inventory or any other personal property at locations other than those at which the same are presently kept or maintained, except in each case upon 30 days' prior written notice to the Banks and provided that prior to any such change, the Borrower and the Domestic Subsidiary, at the request of the Banks, shall take all actions (including, without limitation, the filing of any Uniform Commercial Code Financing Statements or amendments thereto) which the Banks may deem necessary or desirable to perfect or otherwise protect the Liens and security interests granted under the Security Agreements or to obtain the benefits hereunder or thereunder.

            Section 8.13. Other Material Adverse Change. Suffer or permit any
                          -----------------------------
other material adverse change in the business, properties, financial condition, prospects or operations of the Borrower or any Subsidiary; in the business, properties, financial condition, prospects or operations of the Borrower and its Subsidiaries taken as a whole; or in the ability of the Borrower or any Guarantor to perform its obligations under this Agreement or under any of the Facility Documents.

            Section 8.14. Sales of Receivables; Sale-Leasebacks. Sell, discount
                          -------------------------------------
or otherwise dispose of or permit any Subsidiary to sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to such entity, with or without recourse, except for purposes of collection in the ordinary course of business; or sell or permit any Subsidiary to sell any asset pursuant to an arrangement to thereafter lease such asset to the purchaser thereof.

                                   ARTICLE 9.
                              FINANCIAL COVENANTS.

            So long as any of the Notes or other Obligations shall remain unpaid, or any Bank shall have any Revolving Credit Commitment under this Agreement, the Borrower shall:

            Section 9.1. Minimum Consolidated Effective Net Worth. Maintain at
                         ----------------------------------------
all times a Consolidated Effective Net Worth of not less than $36,000,000 plus 50% of Consolidated Net Income (only if positive) for each fiscal quarter of the Borrower commencing on January 1, 1996, on a cumulative basis, plus 100% of the proceeds of any Subordinated Debt or equity offering of the Borrower or any of its Subsidiaries.

            Section 9.2. Minimum Consolidated Quick Ratio. Maintain at all times
                         --------------------------------
Consolidated Quick Ratio of not less than 1.30:1.00.

            Section 9.3. Maximum Consolidated Effective Leverage. Maintain at
                         ---------------------------------------
all times during each of the periods set forth below a ratio of (A) Consolidated Total Senior Liabilities to (B) Consolidated Effective Net Worth of not more than the ratio set forth opposite the applicable period:

         Period                           Ratio

         From the Closing Date through    1.75:1.0
         December 30, 1999

         December 31, 1999 through        1.60:1.0
         December 30, 2000

         December 31, 2000 through        1.45:1.0
         December 30, 2001

         December 31, 2001 and thereafter 1.30:1.0


            Section 9.4. Ratio of Consolidated Senior Funded Debt to
                         -------------------------------------------
Consolidated Cash Flow. Maintain at all times a ratio of Consolidated Senior
- - ----------------------
Funded Debt to Consolidated Cash Flow of not more than 4.5:1.0.

            Section 9.5. Pre-Tax Income. Maintain for any rolling four quarters
                         --------------
a minimum Consolidated Pre-Tax Income of not less than $6,000,000 and for any rolling two quarters a minimum Consolidated Pre-Tax Income of not less than $2,000,000.

            Section 9.6. Minimum Cash Flow Coverage Ratio. Maintain at all times
                         --------------------------------
for any rolling four quarters, on a consolidated basis, a minimum ratio of (A) EBITDA plus any decrease in Net Working Assets for the most recent four quarters or minus any increase in Net Working Assets for the most recent four quarters minus Unfunded Capital Expenditures minus cash dividends, on a consolidated basis, to the extent permitted hereunder to (B) Consolidated Current Portion of Long Term Debt plus Consolidated Interest Expense of 1.50:1.0.

                                  ARTICLE 10.
                               EVENTS OF DEFAULT.

            Section 10.1. Events of Default. Any of the following events shall
                          -----------------
be an "Event of Default":

            (a) The Borrower shall (A)(i) fail to pay the principal of any Loan or Note as and when due and payable; or (ii) fail to pay any interest on any Loan or Note or any fee or other amount due hereunder as and when due and payable and, in the case of this clause (ii) only, such failure shall continue for two days; (B) the Borrower shall fail to pay any amount when due and payable to the Administrator or either Bank in connection with a Letter of Credit; or
(C) fail to make any required prepayment as and when due and payable in accordance with the terms of this Agreement;

            (b) Any representation or warranty made or deemed made by the Borrower or by any Guarantor in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other statement furnished to the Banks at any time pursuant to any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

            (c) The Borrower shall: (i) fail to perform or observe any term, covenant or agreement contained in Section 2.3, or in Articles 4, 8 or 9 or Sections 7.7, 7.8 or 13.3; (ii) fail to perform any term, covenant or agreement contained in Section 7.11 and, in the case of this clause (ii) only, such failure shall continue for 50 consecutive days after that last day of the calendar month in which such non-compliance first occurs; or (iii) fail to perform any other term, covenant or agreement on its part to be performed or observed (other than obligations specifically referred to in Section 10.1(a)) in any Facility Document and, in the case of this clause (iii) only, such failure shall continue for 30 consecutive days; provided that for purposes of clause
(ii) above that a non-compliance with the provisions of Section 7.11 shall not be deemed to be cured until the Borrower provides the Banks with satisfactory evidence (which may consist of management prepared financial statements) that such non-compliance has been corrected;

            (d) The Borrower or any of its Subsidiaries shall: (i) fail to make when due any payments with respect to any Indebtedness, including but not limited to indebtedness for borrowed money (other than the payment obligations described in Section 10.1 (a) above), of the Borrower or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or, if such Indebtedness has no stated due date, before an action for collection is commenced; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Indebtedness when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such Indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such Indebtedness; or (iii) any Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof provided, however, that it shall not constitute an Event of Default hereunder unless the aggregate principal balance of all such Indebtedness described in clauses (i), (ii) and
(iii) equals or exceeds $500,000;

            (e) The Borrower or any of its Subsidiaries (i) shall generally not, or be unable to, or shall admit in writing its or their inability to, pay its or their debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any court or otherwise for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall, as debtor, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it or them, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 45 days or more; or (v) by any act or omission shall indicate its or their consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 45 days or more; or (vii) on a consolidated basis, shall cease to be Solvent;

            (f) One or more judgments, decrees or orders for the payment of money in excess of $250,000 in the aggregate in respect of uninsured or unbonded claims shall be rendered against the Borrower, or any of its Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

            (g) An event or condition specified in Section 7.8(g) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate shall incur or in the opinion of the Bank shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is, in the determination of the Bank, material in relation to the financial condition, operations, business or prospects of the Borrower or any Subsidiary;

            (h) Any Forfeiture Proceeding shall have been commenced with respect to the Borrower or any Subsidiary;

            (i) Any of the Security Agreements or the Pledge Agreement[s] shall at any time after its execution and delivery and for any reason, cease: (a) except as otherwise specifically provided hereunder and subject to Permitted Liens, to create a valid and perfected first priority security interest in and to property purported to be subject to such agreement other than by the failure of the Collateral Agent to file any continuation statements required to be filed under the Uniform Commercial Code as in effect in any jurisdiction in which such property may be located; or (b) to be in full force and effect or shall be declared null and void, or the validity of enforceability thereof shall be contested by the Borrower or the Guarantors or any of them, or any of the Borrower or the Guarantors shall deny that it has any further liability or obligation under a Security Agreement or Pledge Agreement to which it is a party, or any Borrower or Guarantor shall fail to perform any of its material obligations under any Security Agreement or Pledge Agreement;

            (j) material adverse change in the business, operations, financial or other condition, properties or prospects of the Borrower or any of its Subsidiaries or of the Borrower and its Subsidiaries taken as a whole or in the ability of the Borrower or any Guarantor to perform its obligations hereunder or under the Facility Documents shall occur; or

            (k) a Change in Control shall occur.

            Section 10.2. Remedies. Upon the occurrence of any Event of Default
                          --------
hereunder, the Required Banks may, by notice to the Borrower, (i) declare the Revolving Credit Commitments and all obligations of the Banks to make Term Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the outstanding principal of the Notes, all interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default referred to in Section 10.1(e) or Section 10.1(h) above, the Revolving Credit Commitments and all obligations of the Banks to make Term Loans shall be immediately terminated, and the Notes, all interest thereon and all other amounts payable under this Agreement or the Notes shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower. With respect to all Letters of Credit that shall not have expired or with respect to which presentment for honor shall not have occurred, upon the occurrence of any Event of Default, the Borrower shall deposit in a cash collateral account opened by the Administrator an amount equal to the aggregate undrawn amount of Letters of Credit, and the unused portion thereof, if any, shall be returned to the Borrower after the respective expiration dates of the Letters of Credit and after all Obligations are paid in full.

                                  ARTICLE 11.
                              COLLATERAL SECURITY

            Section 11.1. Grant of Security Interest. Effective as of the date
                          --------------------------
hereof, the Borrower and the Guarantors have granted to the Collateral Agent, on behalf and for the ratable benefit of the Banks, a security interest in and Lien on the Collateral securing the Obligations.

            Section 11.2. Additional Information; Legal Opinion. The Borrower
                          -------------------------------------
and the Guarantors shall provide the Collateral Agent with such additional information and documentation as the Collateral Agent may reasonably request in order to perfect, and in connection with the perfection of, security interests of the Collateral Agent, on behalf and for the ratable benefit of the Banks, in the Collateral, including, without limitation, the legal opinion referred to in
Section 5.1 hereof.

                                  ARTICLE 12.
                             RELATIONS AMONG BANKS

            Section 12.1. Indemnification of Administrator. The Banks agree to
                          --------------------------------
indemnify the Administrator (to the extent not reimbursed under Section 13.3 or under the applicable provisions of any other Facility Document, but without limiting the obligations of the Borrower under Section 13.3 or such provisions), ratably in accordance with the aggregate unpaid principal amount of the Loans made by the Banks (without giving effect to any participation, in all or any portion of such Loans, sold by them to any other Person) or, if no Loans are at the time outstanding, ratably in accordance with their respective Revolving Credit Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrator in any way relating to or arising out of this Agreement, any other Facility Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 13.3 or under the applicable provisions of any other Facility Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incidental to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments.

            Section 12.2. Non-Reliance on Administrator and Other Banks. Each
                          ---------------------------------------------
Bank agrees that it has, independently and without reliance on the Administrator or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Guarantors and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrator or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Facility Documents. The Administrator shall not be required to keep itself informed as to the performance or observance by the Borrower, the Guarantors of this Agreement or any other Facility Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or the Guarantor.

            Section 12.3. Several Obligations and Rights of Banks. The failure
                          ---------------------------------------
of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank or the failure of the Administrator to issue a Letter of Credit. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

            Section 12.4. Pro Rata Treatment of Loans, Etc. Except to the extent
                          --------------------------------
otherwise provided in this Agreement: (a) each borrowing under Sections 2.4 or 2.7(a) or issuance of Letters of Credit under Section 2.6 shall be made from or for the benefit of the Banks and each conversion of a Loan from one type of Loan to another pursuant to Sections 2.4 and 2.7(c) shall be made for the accounts of the Banks, pro rata in accordance with their respective Commitment Proportions;
(b) each prepayment and payment of principal of or interest on Loans of a particular type and a particular Interest Period shall be made to the Banks pro rata in accordance with the respective unpaid principal amounts of such Loans of such Interest Period held by such Banks. Each reimbursement of a drawing under a Letter of Credit shall be made to the Administrator for the ratable benefit of the Banks in accordance with their respective participations in such Letter of Credit.

            Section 12.5. Sharing of Payments Among Banks. Each Bank agrees that
                          -------------------------------
if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain any payments from the Borrower or any of the Guarantors, all such payments shall first be applied to the repayment of the outstanding Obligations, and such Bank will (a) be deemed to have simultaneously purchased from the other Banks a share in the Obligations held by such Banks so that the amount of the Obligations held by each of the Banks shall be on a pro rata basis (provided, however, that for purposes of this Section, the term "pro-rata" will be determined with respect to each Bank's Commitment Proportion of outstanding Obligations after subtraction in each case of amounts, if any, by which any such Bank has not funded an amount equal to its Commitment Proportion of outstanding Obligations) and (b) make such disposition and arrangements with the other Banks with respect to such payments, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of such payments its Commitment Proportion thereof as contemplated hereby. If all or any portion of any of the payments referenced above is thereafter recovered from the Bank which received the same, the purchase provided in this Section shall be rescinded to the extent of such recovery, without interest. The Borrower and the Guarantors expressly consent to the foregoing arrangements and agree that each Bank so purchasing a portion of the other Banks' Obligations may exercise all rights of payment with respect to such portion as fully as if such Bank were the direct holder of such portion.

            Section 12.6. Rights of Administrator as Bank. With respect to its
                          -------------------------------
Commitment and the Loans made by it, the Administrator in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it was not acting as the Administrator, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Administrator in its capacity as a Bank. The Administrator or any Bank and their respective Affiliates may (without having to account therefor to any other Bank except as otherwise expressly provided in this Agreement) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, the Borrower (and any of its Affiliates); provided that no payment or lien priority shall be given to the Administrator or to any Bank for any other transaction without the express written approval of all of the other Banks. Although the Administrator or a Bank or any of their respective Affiliates may in the course of such relationships and relationships with other Persons acquire information about the Borrower, its Affiliates and such other Persons, neither the Administrator nor such Bank shall have any duty to the other Banks or the Administrator to disclose such information to the other Banks or the Administrator.

                                  ARTICLE 13.
                                 MISCELLANEOUS.

            Section 13.1. Amendments and Waivers. Except as otherwise expressly
                          ----------------------
provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower and the Required Banks, and any provision of this Agreement may be waived by the Borrower and by an instrument signed by the Required Banks (if such provision requires performance by the Borrower), including, but not limited to, any Event of Default; provided that no amendment, modification or waiver shall, unless by
            --------
an instrument signed by all of the Banks: (a) increase or extend the term, or extend the time or waive any requirement for the reduction or termination of or otherwise change the Revolving Credit Commitment or the obligation to make Term Loans of any Bank, (b) extend the date fixed for the payment of principal of or interest on any Loan, (c) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee payable hereunder,
(d) alter the terms of this Section 13. 1, (e) change the fees payable to any Bank except as expressly otherwise provided herein, (f) permit the Borrower, or any of the Guarantors, to transfer or assign any of its obligations hereunder or under the Facility Documents, (g) release the security interest in and Lien on or the right to a security interest in and Lien on the Collateral, or (h) change the definition of the term "Required Banks." No failure on the part of any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            Section 13.2. Usury. Anything herein to the contrary
                          -----
notwithstanding, the Obligations shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank. If any of the above-referenced payments of interest, together with any other charges or fees deemed in the nature of interest, exceed the maximum legal rate, then the Banks shall have the right to make such adjustments as are necessary to reduce any such aggregate interest rate (based on the foregoing aggregate amount) to the maximum legal rate, and if any Bank ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Borrower. The Borrower waives any right to prior notice of such adjustment and further agrees that any such adjustment may be made by the Banks subsequent to notification from the Borrower that such aggregate interest charged exceeds the maximum legal rate.

            Section 13.3. Expenses and Indemnification. The Borrower shall
                          ----------------------------
reimburse each of the Banks on demand for all reasonable costs, expenses and charges (including, without limitation, reasonable fees and charges of such Banks' special counsel, Rivkin, Radler & Kremer, plus disbursements, but excluding the fees and charges of any other counsel for or to any of the Banks incurred in connection with or relation to the documentation, negotiation and closing of the transactions contemplated hereby, and their respective disbursements) incurred by such Bank in connection with the preparation, review, execution and delivery of this Agreement and the Facility Documents. Without limiting the generality of the foregoing, the Borrower shall pay all recording fees and charges and recording taxes incurred by any of the Banks hereunder or in connection herewith. In addition, the Borrower shall reimburse each Bank for all of its reasonable costs and expenses in connection with the perfection, protection, enforcement or preservation of any rights under this Agreement, the Notes or the other Facility Documents. The Borrower agrees to indemnify each Bank and their respective directors, officers, employees, representatives and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses of any kind (including, without limitation, the reasonable fees and expenses of counsel for such Person in connection with any investigative, administrative or judicial proceeding, whether or not such Person shall be designated a party thereto) incurred by any of them (or the Administrator or the Collateral Agent in connection with their actions in their respective capacities hereunder) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to or arising out of this Agreement, any actual or proposed use by the Borrower of the proceeds of the Loans or any Letters of Credit, or to the failure of the Borrower to perform or observe any of the terms, covenants or conditions on its part to be performed or observed under this Agreement or under any of the Facility Documents. The indemnity provided in this Section shall not extend to any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, willful misconduct or bad faith of the Person to be indemnified.

            Section 13.4. Survival. The obligations of the Borrower under
                          --------
Section 2.3, Article 4 and Section 13.3 shall survive the repayment of the Loans and the Final Maturity Date for a period corresponding to the maximum applicable statute of limitations in effect in the State of New York from time to time.

            Section 13.5. Assignment; Participation. This Agreement shall be
                          -------------------------
binding upon, and shall inure to the benefit of Borrower, the Banks and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder. Each Bank may assign, or sell participation in, all or any part of any Loan to another bank or other entity, in which event (a) in the case of an assignment, upon notice thereof by the Bank to the Borrower, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations (including, without limitation, a ratable assumption of the assigning Bank's Revolving Credit Commitment, obligation to make Term Loans and Commitment Proportion hereunder) as it would have if it were a Bank hereunder; and (b) in the case of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by the Borrower under Articles 2 and 3 shall be determined as if such Bank had not sold such participation. Such Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that such Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information. There shall be no limit on the number of assignments or participants that may be granted by any Bank. Notwithstanding any such assignment, any rights and remedies available to the Borrower for any breaches by an assigning Bank of its obligations hereunder while a Bank shall be preserved after such assignment and such Bank shall not be relieved of any liability to the Borrower due to such breach.

            Section 13.6. Special Provisions Regarding Designation of Agent. If
                          -------------------------------------------------
the number of Banks party to this Agreement increases to three or more at any time, Fleet will automatically and without further action by the Banks hereunder be designated as the agent for the Banks hereunder and in such capacity shall be referred to as the Agent. In any such event, Section 1.1 of this Agreement shall be amended as provided in Schedule 13.6-A and the provisions of Articles 2, 3, 4 and 12 of this Agreement shall be deleted and the corresponding provisions included in Schedule 13.6-B hereto shall be substituted in their place. To the extent that any further provisions of this Agreement require further revision in order to give effect to the provisions of the new Articles 2, 3, 4 and 12 the parties hereto agree to cause such additional amendments to be effected as promptly as is practical to give effect to the provisions of the new Articles 2, 3, 4 and 12. Furthermore, each of the Banks agrees that upon Fleet being designated as Agent pursuant to this Section 13.6, all Notes outstanding will be modified to conform to the provisions of new Articles 2, 3, 4 and 12.

            Section 13.7. Notices. Unless the party to be notified otherwise
                          -------
notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to the Borrower by certified or registered mail or by recognized overnight delivery services to such party at its address on the signature page of this Agreement. In addition, notices of borrowing pursuant to Section 2.4 or Section 2.7(c) may be delivered by telecopier, provided that such telecopied notices shall be confirmed by sending the original signed copy of such notice to the Banks by certified or registered mail or by recognized overnight delivery services. Initially, notice shall be delivered to each party hereto at the addresses set forth on the signature page hereof. Notices shall be effective: (a) if given by registered or certified mail, 72 hours after deposit in the mails with postage prepaid, addressed as aforesaid; or (b) if given by recognized overnight delivery service, on the Banking Day following deposit with such service addressed as aforesaid; or (c) if given by telecopy, when the telecopy is transmitted to the telecopy number as aforesaid and confirmed with a confirmation receipt.

            Section 13.8. Setoff. The Borrower agrees that, in addition to (and
                          ------
without limitation of) any right of setoff, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option without any prior notice to the Borrower (any such notice being expressly waived by the Borrower to the extent permitted by applicable law), to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at any offices of such Bank or any of its Affiliates, in Dollars or in any other currency, against any amount payable by the Borrower to such Bank under this Agreement or such Bank's Note which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower thereof; provided that such Bank's failure to give such notice shall not affect the validity thereof. Payments by the Borrower thereof hereunder shall be made without setoff or counterclaim.

            Section 13.9.  Jurisdiction; Immunities.
                           ------------------------

            (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK, NASSAU OR SUFFOLK COUNTIES OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING (BY CERTIFIED OR REGISTERED MAIL) OF COPIES OF SUCH PROCESS TO THE BORROWER AT THE ADDRESS SPECIFIED IN SECTION 13.7. THE BORROWER AGREES THAT A FINAL JUDGMENT (INCLUDING ANY APPLICABLE APPEALS) IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST ANY BANK SHALL BE BROUGHT ONLY IN NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK, NASSAU OR SUFFOLK COUNTY. EACH OF THE BANKS AND THE BORROWER WAIVE ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH RESPECT TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS.

            (b) NOTHING IN THIS SECTION 13.9 SHALL AFFECT THE RIGHT OF ANY BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER, OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

            (c) TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE NOTES.

            Section 13.10. Table of Contents; Headings. Any table of contents
                           ---------------------------
and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

            Section 13.11. Severability. The provisions of this Agreement are
                           ------------
intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

            Section 13.12. Counterparts. This Agreement may be executed in any
                           ------------
number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

            Section 13.13. Integration. The Facility Documents set forth the
                           -----------
entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

            Section 13.14. Governing Law. This Agreement shall be governed by,
                           -------------
and interpreted and construed in accordance with, the law of the State of New York.

            Section 13.15. Further Rights of the Banks.
                           ---------------------------

            (a) The Borrower shall do all things and shall deliver all instruments reasonably requested by Banks to protect or perfect any Lien given hereunder or in connection herewith including, without limitation, financing statements under the Uniform Commercial Code, and all documents and instruments necessary under the Federal Assignment of Claims Act. The Borrower authorizes the Banks to execute alone any financing statement or other documents or instruments that the Banks may require to perfect, protect or establish any Lien hereunder or in connection herewith and further authorizes the Banks to sign their names on the same. The Borrower appoints such person or persons as the Banks may designate as its attorney-in-fact to, upon the exercise by the Banks of their remedies set forth in Section 10.2 hereof, endorse the name of the Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of any Bank, to sign the Borrower's name on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules and, generally, to do all things necessary to carry out this Agreement and the Facility Documents. Upon the exercise by the Banks of their remedies set forth in Section 10.2 hereof, such attorney-in-fact may notify the Post Office authorities to change the address of delivery of mail to an address designated by the Banks, and open and dispose of mail addressed to the Borrower. The powers granted herein, being coupled with an interest, are irrevocable, and the Borrower approve and ratify all acts of the attorney-in-fact. Neither the Banks nor the attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not willful misconduct or grossly negligent.

            (b) In the event that the Borrower shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any Lien prohibited hereby shall not be paid in full or discharged, or in the event that the Borrower shall fail to perform or comply with any other covenant, promise or obligation to the Banks hereunder or under any Facility Document, the Banks may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of such Borrower, and all monies so paid by the Banks, including reasonable attorneys' fees, shall be treated as an advance to the Borrower.

            (c) For all purposes contained in this Section 13.15, the obligations referenced herein shall be deemed obligations of and applicable to the Borrower and each of the Guarantors, and the Borrower shall cause each of the Guarantors to comply with or perform all such obligations.

            Section 13.16  Relief from Bankruptcy Stay. The Borrower agrees
                           ---------------------------
that, in the event that such Borrower, any Guarantor or any of the persons or parties constituting the Borrower or a Guarantor shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended ("Bankruptcy Code"), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator, or liquidator, or (v) be the subject of any order, judgment, or decree entered by any court of competent jurisdiction approving a petition filed against such readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or relief for debtors, the Banks shall thereupon be entitled and the Borrower irrevocably consents to immediate and unconditional relief from automatic stay by Section 362 of the Bankruptcy Code, or otherwise available to the Banks as provided for herein, in the Notes, other Facility Documents delivered in connection herewith and as otherwise provided by law, and the Borrower hereby irrevocably waives any right to object to such relief and will not contest any motion by the Banks seeking relief from the automatic stay and the Borrower will cooperate with the Banks, in any manner requested by the Banks, in their efforts to obtain relief from any such stay or other prohibition.

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


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

            VEECO INSTRUMENTS INC.

            By:  /s/ John F. Rein, Jr.
               --------------------------
            Name: John F. Rein, Jr.
            Title:      Vice President
      Address for Notices:    Terminal Drive
                              Plainview, New York
                              Attn:  John F. Rein, Jr.
                              Telephone No.:  (516)349-8300
                              Telefax No.:  (516) 349-9079

BANKS:

            FLEET BANK, N.A.

            By:  /s/ William Ewing
               -----------------------
            Name:  William Ewing
            Title:  Vice President

            Lending Office and Address for Notices:
            Fleet Bank, N.A.
            300 Broad Hollow Road
            Melville, New York 11747
            Attention: William Ewing, Vice President
            Telephone No.: (516) 755-7759
            Telefax No.: (516) 755-7815

            THE CHASE MANHATTAN BANK

            By:  /s/ Carolyn B. Lattanzi
               ------------------------
            Name:  Carolyn B. Lattanzi
            Title:  Vice President

            Lending Office and Address for Notices:

            THE CHASE MANHATTAN BANK
            395 North Service Road, 3rd Floor
            Melville, New York 11747
            Attn: Carolyn B. Lattanzi, Vice President
            Telephone No.: (516) 755-5163
            Telefax No.: (516) 755-0152

FOR THE PURPOSES OF THE REPRESENTATIONS SET FORTH IN ARTICLE 6:

            SLOAN TECHNOLOGY CORP.


            By: /s/ John F. Rein, Jr.
               --------------------------
            Name:  John F. Rein, Jr.
            Title:    Vice President



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